                             REVOLVING LOAN AGREEMENT




                             Dated as of June 2, 1997




                                      among




                      ALEXANDRIA REAL ESTATE EQUITIES, INC.
                                 ARE - QRS CORP.
                              ARE ACQUISITIONS, LLC




                              THE BANKS HEREIN NAMED



                                       and




                             BANK OF AMERICA NATIONAL
                 TRUST AND SAVINGS ASSOCIATION, as Managing Agent

                                  TABLE OF CONTENTS

                                                                                 PAGE
Article 1      DEFINITIONS AND ACCOUNTING TERMS................................    1

        1.1    Defined Terms...................................................    1
        1.2    Use of Defined Terms............................................   31
        1.3    Accounting Terms................................................   31
        1.4    Rounding........................................................   32
        1.5    Exhibits and Schedules..........................................   32
        1.6    References to "Borrowers and their Subsidiaries"................   32
        1.7    Miscellaneous Terms.............................................   32

Article 2      LOANS...........................................................   33

        2.1    Committed Loans-General.........................................   33
        2.2    Alternate Base Rate Loans.......................................   35
        2.3    Eurodollar Rate Loans...........................................   35
        2.4    Competitive Advances............................................   35
        2.5    Voluntary Reduction of Commitments..............................   39
        2.6    Automatic Reduction of Commitments..............................   39
        2.7    Optional Termination of Commitments.............................   40
        2.8    Managing Agent's Right to Assume Funds Available for Advances...   40
        2.9    Extension of Revolver Termination Date..........................   40
        2.10   Term Loan Conversion............................................   42
        2.11   Unencumbered Asset Pool.........................................   42
        2.12   Representative of Borrowers.....................................   43

Article 3      PAYMENTS AND FEES...............................................   44

        3.1    Principal and Interest..........................................   44
        3.2    Arrangement Fee.................................................   46
        3.3    Line B Commitment Activation Fee................................   46
        3.4    Commitment Fee..................................................   46
        3.5    Agency Fee......................................................   46
        3.6    Extension Fees..................................................   46

                                        -i-


        3.7    Increased Commitment Costs......................................   47
        3.8    Eurodollar Costs and Related Matters............................   47
        3.9    Late Payments...................................................   51
        3.10   Computation of Interest and Fees................................   52
        3.11   Non-Banking Days................................................   52
        3.12   Manner and Treatment of Payments................................   52
        3.13   Funding Sources.................................................   53
        3.14   Failure to Charge Not Subsequent Waiver.........................   54
        3.15   Managing Agent's Right to Assume Payments Will be Made by
               Borrowers.......................................................   54
        3.16   Fee Determination Detail........................................   54
        3.17   Survivability...................................................   54

Article 4      REPRESENTATIONS AND WARRANTIES..................................   55

        4.1    Existence and Qualification; Power; Compliance With Laws........   55
        4.2    Authority; Compliance With Other Agreements and Instruments and
               Government Regulations..........................................   55
        4.3    No Governmental Approvals Required..............................   56
        4.4    Subsidiaries....................................................   56
        4.5    Financial Statements............................................   56
        4.6    No Other Liabilities; No Material Adverse Changes...............   57
        4.7    Title to Property...............................................   57
        4.8    Intangible Assets...............................................   57
        4.9    Public Utility Holding Company Act..............................   57
        4.10   Litigation......................................................   57
        4.11   Binding Obligations.............................................   58
        4.12   No Default......................................................   58
        4.13   ERISA...........................................................   58
        4.14   Regulations G and U; Investment Company Act.....................   59
        4.15   Disclosure......................................................   59
        4.16   Tax Liability...................................................   59
        4.17   Hazardous Materials.............................................   59
        4.18   Initial Pool Properties.........................................   60

Article 5      AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING
               REQUIREMENTS)...................................................   61

                                     -ii-

        5.1    Payment of Taxes and Other Potential Liens......................   61
        5.2    Preservation of Existence.......................................   61
        5.3    Maintenance of Properties.......................................   61
        5.4    Maintenance of Insurance........................................   61
        5.5    Compliance With Laws............................................   62
        5.6    Inspection Rights...............................................   62
        5.7    Keeping of Records and Books of Account.........................   62
        5.8    Compliance With Agreements......................................   62
        5.9    Use of Proceeds.................................................   62
        5.10   Hazardous Materials Laws........................................   62
        5.11   Unencumbered Asset Pool.........................................   63
        5.12   REIT Status.....................................................   63
        5.13   Additional Borrowers............................................   63

Article 6      NEGATIVE COVENANTS..............................................   64

        6.1    Mergers.........................................................   64
        6.2    ERISA...........................................................   64
        6.3    Change in Nature of Business....................................   64
        6.4    Transactions with Affiliates....................................   64
        6.5    Leverage Ratio..................................................   64
        6.6    Interest Coverage...............................................   65
        6.7    Fixed Charge Coverage...........................................   65
        6.8    Distributions...................................................   65
        6.9    Market Net Worth................................................   65
        6.10   Undeveloped Property............................................   65
        6.11   Unencumbered Revenue-Producing Property.........................   65
        6.12   Secured Recourse Debt...........................................   65
        6.13   Other Unsecured Debt............................................   65
        6.14   Investments in Certain Persons..................................   66
        6.15   Negative Pledges................................................   66

Article 7      INFORMATION AND REPORTING REQUIREMENTS..........................   67

        7.1    Financial and Business Information..............................   67
        7.2    Compliance Certificates.........................................   70

                                     -iii-


Article 8      CONDITIONS......................................................   71

        8.1    Initial Advances................................................   71
        8.2    Any Advance.....................................................   73

Article 9      EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT............   74

        9.1    Events of Default...............................................   74
        9.2    Remedies Upon Event of Default..................................   76

Article 10     THE MANAGING AGENT..............................................   79

        10.1   Appointment and Authorization...................................   79
        10.2   Managing Agent and Affiliates...................................   79
        10.3   Proportionate Interest in any Collateral........................   79
        10.4   Banks' Credit Decisions.........................................   80
        10.5   Action by Managing Agent........................................   80
        10.6   Liability of Managing Agent.....................................   81
        10.7   Indemnification.................................................   82
        10.8   Successor Managing Agent........................................   83
        10.9   No Obligations of Borrowers.....................................   84

Article 11     MISCELLANEOUS...................................................   85

        11.1   Cumulative Remedies; No Waiver..................................   85
        11.2   Amendments; Consents............................................   85
        11.3   Costs, Expenses and Taxes.......................................   86
        11.4   Nature of Banks' Obligations....................................   87
        11.5   Survival of Representations and Warranties......................   87
        11.6   Notices.........................................................   87
        11.7   Execution of Loan Documents.....................................   88
        11.8   Binding Effect; Assignment......................................   88
        11.9   Right of Setoff.................................................   91
        11.10  Sharing of Setoffs..............................................   91
        11.11  Indemnity by Borrowers..........................................   92

                                      -iv-

        11.12  Nonliability of the Banks.......................................   93
        11.13  No Third Parties Benefited......................................   94
        11.14  Confidentiality.................................................   94
        11.15  Further Assurances..............................................   95
        11.16  Integration.....................................................   95
        11.17  Governing Law...................................................   95
        11.18  Severability of Provisions......................................   95
        11.19  Headings........................................................   96
        11.20  Time of the Essence.............................................   96
        11.21  Foreign Banks and Participants..................................   96
        11.22  Hazardous Material Indemnity....................................   97
        11.23  Joint and Several...............................................   97
        11.24  Removal of a Bank...............................................   98
        11.25  Waiver of Right to Trial by Jury................................   98
        11.26  Purported Oral Amendments.......................................   99

EXHIBITS
--------
A    -    Commitments Assignment and Acceptance
B    -    Competitive Advance Note
C    -    Competitive Bid
D    -    Competitive Bid Request
E    -    Compliance Certificate
F    -    Joinder Agreement
G    -    Line A Note
H    -    Line B Note
I-1  -    Opinion of Counsel
I-2  -    Opinion of Counsel
I-3  -    Opinion of Counsel
J    -    Pricing Certificate
K    -    Request for Loan
L    -    Joint Borrower Provisions


SCHEDULES
---------
1.1       Bank Commitments
4.4       Subsidiaries
4.7       Existing Liens, Negative Pledges and Rights of Others
4.10      Material Litigation
4.17      Hazardous Materials Matters
4.18      Initial Pool Properties

                           REVOLVING LOAN AGREEMENT

                           Dated as of June 2, 1997


This REVOLVING LOAN AGREEMENT ("Agreement") is entered into by and among Alexandria Real Estate Equities, Inc., a Maryland corporation ("Parent"), ARE-QRS Corp., a Maryland corporation ("QRS"), ARE Acquisitions, LLC, a Delaware limited liability company ("ARE"), each other Wholly-Owned Subsidiary of Parent which may hereafter become a party to this Agreement as a borrower pursuant to Section 5.13 (collectively, with Parent, QRS and ARE, the "Borrowers", all on a joint and several basis), each bank whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8 (collectively, the "Banks" and individually, a "Bank"), and Bank of America National Trust and Savings Association, as Managing Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    Article 1
                         DEFINITIONS AND ACCOUNTING TERMS

              1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "ACTIVATED LINE B COMMITMENT" means, as of any date of determination, the portion of the Line B Commitment which has been activated pursuant to Section 2.1(b) as of that date.

         "ADJUSTED EBITDA" means, with respect to any fiscal period, the SUM OF (a) the Net Income of Parent for that period, PLUS (b) any non-operating non-recurring loss reflected in such Net Income, MINUS (c) any non-operating non-recurring gain reflected in such Net Income, PLUS
     (d) Interest Expense of Parent for that period, PLUS (e) the aggregate amount of federal and state taxes on or measured by income of Parent for that period (whether or not payable during that period), PLUS (f) depreciation, amortization and all other non-cash expenses (INCLUDING non-cash officer compensation) of Parent for that period, in each case as determined in accordance with Generally Accepted Accounting Principles, and ADJUSTED BY SUBTRACTING therefrom a property expenditure reserve equal to 22% of the rental revenues of Parent for that period that arise from or are related to Revenue-Producing Property of Parent.

         "ADJUSTED NOI" means, with respect to any Revenue-Producing Property and with respect to any fiscal period, the SUM OF (a) the net income of that Revenue-Producing Property for that period, PLUS (b) Interest Expense of that Revenue-Producing Property for that period, PLUS (c) the aggregate amount of federal and state taxes on or measured by income of that Revenue-Producing Property for that period (whether or not payable during that period), PLUS (d) depreciation, amortization and all other non-cash expenses of that Revenue-Producing Property for that period, in each case as determined in accordance with Generally Accepted Accounting Principles, and ADJUSTED BY SUBTRACTING therefrom a property expenditure reserve equal to 22% of the rental revenues of that Revenue-Producing Property for that period.

         "ADJUSTED TOTAL LIABILITIES" means, as of any date of determination, without duplication, the SUM OF (a) Total Liabilities as of that date, PLUS (b) an amount equal to 50% of the face amount of all undrawn letters of credit for which Parent or any of its Wholly-Owned Subsidiaries is the account party outstanding on that date, PLUS (c) the aggregate Indebtedness covered by all Guaranty Obligations of Parent and its Wholly-Owned Subsidiaries outstanding on that date, PLUS (d) the aggregate Indebtedness of all partnerships in which Parent or any Wholly-Owned Subsidiary is a general partner on that date, PLUS (e) the Parent's Proportional Share of the Indebtedness of any Related Venture.

         "ADVANCE" means any advance made or to be made by any Bank to Borrowers as provided in ARTICLE 2, and INCLUDES each Alternate Base Rate Advance and Eurodollar Rate Advance.

         "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

         "AGREEMENT" means this Revolving Loan Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "ALTERNATE BASE RATE" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the HIGHER OF (a) the Reference Rate in effect on such date and
     (b) the Federal Funds Rate in effect on such date plus 2 of 1% (50 basis points).

         "ALTERNATE BASE RATE ADVANCE" means an Advance made hereunder and specified to be an Alternate Base Rate Advance in accordance with
     ARTICLE 2.

         "ALTERNATE BASE RATE LOAN" means a Loan made hereunder and specified to be an Alternate Base Rate Loan in accordance with ARTICLE 2.

         "AMORTIZATION AMOUNT" means, if the Term Loan Conversion has occurred, the result obtained by DIVIDING (a) the aggregate principal balance outstanding under the Line A Notes and the Line B Notes on the Conversion Date by (b) seven (7).

         "AMORTIZATION DATE" means, if the Term Loan Conversion has occurred,
     (a) the date that is six (6) months after the Conversion Date and (b) every three (3) months thereafter through and including the Maturity Date.

         "ANNUALIZED ADJUSTED EBITDA" means, for any fiscal period, (a) Adjusted EBITDA of Parent for that fiscal period PLUS (b) with respect to any such fiscal period in which any Revenue-Producing Property (herein the "New Property") has not been owned and operated by Parent or one of its

     Subsidiaries for at least four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of Adjusted EBITDA attributable to the New Property using the following conventions: (i) if the New Property has been owned and operated by Parent or its Subsidiary for at least one (1) Fiscal Quarter, the Adjusted NOI of the New Property shall be multiplied by the appropriate factor so as to result in annualized Adjusted NOI for the full four (4) Fiscal Quarters and
     (ii) if the New Property has not been owned and operated by Parent or its Subsidiary for at least one (1) Fiscal Quarter, the Adjusted NOI of the New Property for the four (4) Fiscal Quarters shall be deemed to be the Adjusted NOI for such period reflected in a pro-forma income statement for the New Property prepared by Parent in good faith using reasonable assumptions consistent with all facts known to Parent.

         "ANNUALIZED ADJUSTED NOI" means, with respect to any Revenue-Producing Property and for any fiscal period, (a) Adjusted NOI of that Revenue-Producing Property PLUS (b) with respect to any such fiscal period in which any Revenue-Producing Property (herein, the "New Property") has not been owned and operated by Parent or one of its Subsidiaries for at least four (4) full Fiscal Quarters, such amount as is necessary to reflect the annualization of Adjusted NOI attributable to the New Property using the following conventions: (i) if the New Property has been owned and operated by Parent or its Subsidiary for at least one (1) Fiscal Quarter, the Adjusted NOI of the New Property shall be multiplied by the appropriate factor so as to result in annualized Adjusted NOI for the full four (4) Fiscal Quarters and (ii) if the New Property has not been owned and operated by Parent or its Subsidiary for at least one (i) Fiscal Quarter, the Adjusted NOI of the New Property for the four (4) Fiscal Quarters shall be deemed to be the Adjusted NOI for such period reflected in a pro-forma income statement for the New Property prepared by Parent in good faith using reasonable assumptions consistent with all facts known to Parent.

         "APPLICABLE ALTERNATE BASE RATE MARGIN" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing
     Period:


            APPLICABLE
           PRICING LEVEL       MARGIN
           -------------       ------
               I                   0
               II                  0
               III                 0
               IV                  0
               V                  25


         "APPLICABLE COMMITMENT FEE RATE" means, for each Pricing Period, the rate set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


              APPLICABLE
             PRICING LEVEL     COMMITMENT FEE
             -------------     --------------
               I                 17.50
               II                17.50
               III               25.00
               IV                25.00
               V                 25.00


         "APPLICABLE EURODOLLAR RATE MARGIN" means, for each Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


            APPLICABLE
           PRICING LEVEL       MARGIN
           -------------       ------
               I               110.00
               II              120.00
               III             130.00
               IV              140.00
               V               150.00


         "APPLICABLE PRICING LEVEL" means (a) for any date on which Parent holds a Credit Rating of BBB (or its equivalent) or better, Pricing Level I, (b) for any date on which Parent holds a Credit Rating of BBB- (or its equivalent), Pricing Level II and (c) for any date during a Pricing Period on which Parent does not hold a Credit Rating of BBB- (or its equivalent) or better, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:


     PRICING LEVEL       LEVERAGE RATIO
     -------------       --------------
          III                Less than .35 to 1.00
          IV                 Equal to or greater than .35 to 1.00
                                but less than .45 to 1.00
          V                  Greater than .45 to 1.00;


     PROVIDED that (a) the Applicable Pricing Level for the initial Pricing Period shall (UNLESS Pricing Level I or Pricing Level II is then in effect) be Pricing Level III, (b) in the event that Borrowers do not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Applicable Pricing Level for that Pricing Period shall be Pricing Level V and (c) if any Pricing Certificate is subsequently determined to be in error, then the resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period.

         "BANK" means each bank whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.

         "BANKING DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in California or New York.

         "BORROWING BASE" means, as of any date of determination, the LESSER OF (a) the Net Leverage Base on that date or (b) the Net Mortgage Amount on that date.

         "BORROWERS" means, collectively, (a) Parent, (b) QRS, (c) ARE and

     (d) any other Wholly-Owned Subsidiary of Parent that hereafter executes a Joinder Agreement pursuant to Section 5.13. Borrowers are jointly and severally obligated with respect to the Obligations.

         "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

         "CAPITALIZATION RATE" means (a) during the period from the Closing Date through June 30, 1998, ten percent (10%) and (b) during each twelve
     (12) month period thereafter, the capitalization rate determined by Arthur Andersen & Co. (or other independent expert mutually acceptable to Parent and the Managing Agent) as of the beginning of each such period to be the prevailing capitalization rate used by sophisticated real estate industry professionals to value properties comparable to those in the Unencumbered Asset Pool for comparable purposes; PROVIDED that if the capitalization rate is for any reason not so determined as of the beginning of any such period, then the capitalization rate in effect for the prior period shall remain in effect.

         "CASH" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

         "CASH INCOME TAXES" means, with respect to any fiscal period, taxes on or measured by the income of Borrowers that are paid or currently payable in Cash by Borrowers during that fiscal period.

         "CASH INTEREST EXPENSE" means Interest Expense that is paid or currently payable in Cash.

         "CERTIFICATE" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

         "CHANGE IN CONTROL" means (a) any transaction or series of related transactions in which any Unrelated Person or two or more Unrelated Persons acting in concert acquire beneficial ownership (within the meaning of

Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 40% or more of the outstanding Common Stock, (b) Parent consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person or any Person consolidates with or merges into Parent, in either event pursuant to a transaction in which the outstanding Common Stock is changed into or exchanged for cash, securities or other property, with the effect that any Unrelated Person becomes the beneficial owner, directly or indirectly, of 40% or more of Common Stock or that the Persons who were the holders of Common Stock immediately prior to the transaction hold less than 60% of the common stock of the surviving corporation after the transaction,
(c) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new or replacement directors whose election by the board of directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office or (d) a "change in control" as defined in any document governing Indebtedness of Parent in excess of $25,000,000 which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. For purposes of the foregoing, the term "UNRELATED PERSON" means any Person OTHER THAN (i) a Subsidiary of Parent, (ii) an employee stock ownership plan or other employee benefit plan covering the employees of Parent and its Subsidiaries or (iii) any Person that held Common Stock on the day prior to the effective date of Parent's registration statement under the Securities Act of 1933 covering the initial public offering of Common Stock.

    "CLOSING DATE" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Managing Agent shall notify Borrowers and the Banks of the date that is the Closing Date.

    "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

    "COMMITMENTS" means the Line A Commitment and the Line B Commitment.

    "COMMITMENTS ASSIGNMENT AND ACCEPTANCE" means a commitment assignment and acceptance substantially in the form of EXHIBIT A.

    "COMMITTED ADVANCE" means an Advance made to Borrowers by any Bank in accordance with its Pro Rata Share of the Commitments pursuant to Section 2.1.

    "COMMITTED LOANS" means Loans that are comprised of Committed Advances.

    "COMMON STOCK" means the common stock of Parent or its successor.

    "COMPETITIVE ADVANCE" means an Advance made to Borrowers by any Bank not determined by that Bank's Pro Rata Share of the Commitments pursuant to
Section 2.4.

    "COMPETITIVE ADVANCE NOTE" means the promissory note made by Borrowers in favor of a Bank to evidence the Competitive Advances made by that Bank, substantially in the form of EXHIBIT B, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

    "COMPETITIVE BID" means (a) a written bid to provide a Competitive Advance substantially in the form of EXHIBIT C, signed by a Responsible Official of a Bank and properly completed to provide all information required to be included therein or (b) at the election of any Bank, a telephonic bid by that Bank to provide a Competitive Advance which, if so made, shall be made by a Responsible Official of that Bank and deemed to have been made incorporating the substance of EXHIBIT C, and shall promptly be confirmed by a written Competitive Bid.

    "COMPETITIVE BID REQUEST" means (a) a written request submitted by Borrowers to the Managing Agent to provide a Competitive Bid, substantially in the form of EXHIBIT D, signed by a Responsible Official of Borrowers and properly completed to provide all information required to be included therein or (b) at the election of Borrowers, a telephonic request by Borrowers to the

Managing Agent to provide a Competitive Bid which, if so made, shall be made by a Responsible Official of Borrowers and deemed to have been made incorporating the substance of EXHIBIT D, and shall promptly be confirmed by a written Competitive Bid Request.

    "COMPLIANCE CERTIFICATE" means a certificate in the form of EXHIBIT E, properly completed and signed by a Senior Officer of Borrowers.

    "CONSENT CRITERIA" means, as of any date of determination, that as of that date EITHER (a) Parent holds a Credit Rating of BBB- (or its equivalent) or better or (b) as of the last day of the Fiscal Quarter then most recently-ended, the RATIO OF (i) Adjusted NOI of the Revenue-Producing Properties in the Unencumbered Asset Pool (INCLUDING any Qualified Investment Pool Property (herein, the "New Property") proposed to be added to the Unencumbered Asset Pool; PROVIDED, however, in the case of any such New Property that within the preceding sixty (60) day period has been purchased by a Borrower from a Person that is now a tenant occupying 100% of such New Property, that Adjusted NOI for such New Property shall be the Adjusted NOI for the first year of such lease as reflected in a pro-forma income statement for this New Property prepared by Parent in good faith using reasonable assumptions consistent with all facts known to Parent) for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters to (ii) the SUM OF (A) Interest Charges for such fiscal period PLUS
(B) all scheduled principal payments on Indebtedness of Parent (INCLUDING the principal portion of rent under Capital Lease Obligations) made during such fiscal period, OTHER THAN payments made at the maturity date of such Indebtedness, was 3.50 to 1.00 or greater.

    "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

    "CONTROLLED ENTITY" means a Person (a) that is a Subsidiary of Parent,
(b) that is a general partnership or a limited partnership in which a Wholly-Owned Subsidiary is the sole managing general partner and such managing general partner has the sole power to (i) sell all or substantially all of the assets of such Person, (ii) incur Indebtedness in the name of such Person,

(iii) grant a Lien on all or any portion of the assets of such Person and
(iv) otherwise generally manage the business and assets of such Person or (c) that is a limited liability company for which a Wholly-Owned Subsidiary is the sole manager and such manager has the sole power to do the acts described in subclauses (i) through (iv) of clause (b) above.

    "CONVERSION DATE" means the Maturity Date in effect immediately prior to the date upon which the Term Loan Conversion is effected.

    "CREDIT RATING" means, as of any date of determination, the credit rating (or its equivalent) then assigned to Parent's long-term senior unsecured debt by at least two (2) Rating Agencies; PROVIDED that any credit rating so assigned by a Rating Agency shall be deemed for this purpose to include all lower credit ratings of such Rating Agency. For purposes of the foregoing, "RATING AGENCIES" means (a) Standard & Poor's Rating Group (a division of McGraw Hill, Inc.) ("S&P") and its successors, (b) Moody's Investor Services, Inc. ("Moody's") and its successors and (c) Duff and Phelps Credit Rating Co., Inc. ("Duff") and its successors. A credit rating of BBB- from S&P is equivalent to a credit rating of Baa3 from Moody's and BBB- from Duff, and vice versa. A credit rating of BBB from S&P is equivalent to a credit rating of Baa2 from Moody's and BBB from Duff, and vice versa.

    "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

    "DEFAULT" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

    "DEFAULT RATE" means the interest rate prescribed in Section 3.9.

    "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrowers with Bank of America National Trust and Savings Association or one of its Affiliates, as from time to time designated by Borrowers by written notification to the Managing Agent.

    "DESIGNATED EURODOLLAR MARKET" means, with respect to any Eurodollar Rate Loan, the London Eurodollar Market.

    "DISQUALIFIED STOCK" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

    "DISTRIBUTION" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase or other acquisition for Cash or for Property by such Person of any such security,
(ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security,
(iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

    "DOLLARS" or "$" means United States dollars.

    "DOMESTIC REFERENCE BANK" means Bank of America National Trust and Savings Association or such other Bank as may be appointed by the Managing Agent with the approval of Parent (which shall not be unreasonably withheld).

    "ELIGIBLE ASSIGNEE" means (a) another Bank, (b) with respect to any Bank, any Affiliate of that Bank, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank and (e) any other financial institution (INCLUDING a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; PROVIDED that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

    "EMPLOYEE PLAN" means any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) any plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (c) any entity the underlying assets of which include plan assets (as defined in 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of a plan's investment in such entity (INCLUDING an insurance company general account), or (d) a governmental plan (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) organized in a jurisdiction within the United States of America having prohibitions on transactions with such governmental plan substantially similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

    "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

    "ERISA AFFILIATE" means each Person (whether or not incorporated) which is required to be aggregated with Parent pursuant to Section 414 of the Code.

    "EURODOLLAR BANKING DAY" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar

Market.

    "EURODOLLAR LENDING OFFICE" means, as to each Bank, its office or branch so designated by written notice to Borrowers and the Managing Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Bank, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

    "EURODOLLAR MARKET" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

    "EURODOLLAR OBLIGATIONS" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Bank.

    "EURODOLLAR PERIOD" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrowers pursuant to Section 2.1(c) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Banks, any other period) thereafter, as specified by Borrowers in the applicable Request for Loan; PROVIDED that:

         (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

         (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day;

         (c) Borrowers may not specify a Eurodollar Period that extends beyond the next Amortization Date unless the aggregate principal amount of the Eurodollar Loans having a Eurodollar Period ending after such Amortization Date does not exceed the Commitments (after giving effect to any reduction thereto scheduled to be made on such Amortization Date pursuant to Section 2.6); and

         (d)  No Eurodollar Period shall extend beyond the Maturity Date.

    "EURODOLLAR RATE" means, with respect to any Eurodollar Rate Loan, the average of the interest rates per annum (rounded upward, if necessary, to the next 1/100 of 1%) at which deposits in Dollars are offered by the Eurodollar Reference Banks to prime banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance made by the Eurodollar Reference Bank with respect to such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period.

    "EURODOLLAR RATE ADVANCE" means an Advance made hereunder and specified to be a Eurodollar Rate Advance in accordance with ARTICLE 2.

    "EURODOLLAR RATE LOAN" means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with ARTICLE 2.

    "EURODOLLAR REFERENCE BANK" means Bank of America National Trust and Savings Association or such other Bank as may be appointed by the Managing Agent with the approval of Parent (which shall not be unreasonably withheld).

    "EVENT OF DEFAULT" shall have the meaning provided in Section 9.1.

    "FEDERAL FUNDS RATE" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m.

Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Managing Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

     "FISCAL QUARTER" means the fiscal quarter of Borrowers ending on each March 31, June 30, September 30 and December 31.

     "FISCAL YEAR" means the fiscal year of Borrowers ending on each December 31.

     "FIXED CHARGE COVERAGE" means, as of the last day of each Fiscal Quarter, the RATIO of (a) Adjusted EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters TO
(b) the SUM of (i) Interest Charges for such fiscal period PLUS (ii) all scheduled principal payments on Indebtedness of Parent (INCLUDING the principal portion of rent under Capital Lease Obligations) made during such fiscal period, OTHER THAN payments made at the maturity date of such Indebtedness PLUS (iii) all dividends on preferred stock of Parent made during such fiscal period.

     "FUNDS FROM OPERATIONS" means, with respect to any fiscal period,
(a) the Net Income of Parent for that period, PLUS (b) any loss resulting from the restructuring of Indebtedness, sale of Property or other non-operating non-recurring cause during that period, MINUS (c) any gain resulting from the restructuring of Indebtedness, sale of Property or other non-operating non-recurring cause during that period, PLUS (d) depreciation and amortization of Revenue-Producing Properties (INCLUDING with respect to trade fixtures and tenant improvements which are a part thereof and capitalized leasing expenses, such as leasing commissions and tenant improvement allowances), and ADJUSTED to take into account (i) the results of operations of any unconsolidated Related Ventures calculated on the same basis and
(ii) any unusual and non-recurring expense which otherwise would materially distort a comparative evaluation of

Funds From Operation for different fiscal periods. Funds From Operations shall be determined in accordance with the March 1995 White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, as in effect on the Closing Date.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "CONSISTENTLY APPLIED," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

     "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof,
(b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

     "GROSS ASSET VALUE" means, as of the last day of each Fiscal Quarter, the SUM OF (a) Cash held by Parent and its Subsidiaries as of that date PLUS
(b) the value obtained by DIVIDING (i) Annualized Adjusted EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters BY (ii) the then effective Capitalization Rate.

     "GUARANTY OBLIGATION" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should
be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrowers.

     "HAZARDOUS MATERIALS" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

     "HAZARDOUS MATERIALS LAWS" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

     "INDEBTEDNESS" means, as to any Person (without duplication),
(a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (EXCLUDING trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), INCLUDING any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person,
(c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Swap Agreements.

     "INITIAL POOL PROPERTIES" means the eleven (11) Revenue-Producing Properties described in SCHEDULE 4.18.

     "INTANGIBLE ASSETS" means assets that are considered intangible assets under Generally Accepted Accounting Principles, INCLUDING customer lists, goodwill, copyrights, trade names, trademarks and patents.

     "INTEREST CHARGES" means, as of the last day of any fiscal period, the SUM OF (a) Cash Interest Expense of Parent PLUS (b) all interest currently payable by Parent in Cash incurred during that fiscal period which is capitalized under Generally Accepted Accounting Principles PLUS (c) the Parent's Proportional Share of the Cash Interest Expense and capitalized interest payable in Cash of Related Ventures during that fiscal period.

     "INTEREST COVERAGE" means, as of the last day of each Fiscal Quarter, the RATIO OF (a) Adjusted EBITDA for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters TO
(b) Interest Charges for that fiscal period.

     "INTEREST EXPENSE" means, with respect to any Person and as of the last day of any fiscal period, the SUM OF (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (INCLUDING any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles PLUS (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

     "INTEREST PERIOD" means, with respect to any Eurodollar Rate Loan, the related Eurodollar Period.

     "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, INCLUDING any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (MINUS any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

     "JOINDER AGREEMENT" means the joinder agreement with respect to this Agreement to be executed and delivered pursuant to Section 5.13 by any additional Borrower in the form of EXHIBIT F, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

     "LAWS" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

     "LEVERAGE RATIO" means, as of the last day of each Fiscal Quarter, the RATIO OF (a) Adjusted Total Liabilities as of that date TO (b) Gross Asset Value as of that date.

     "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (OTHER THAN a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any

Property.

     "LINE A COMMITMENT" means, subject to Sections 2.5 and 2.6,
$100,000,000. The respective Pro Rata Shares of the Banks with respect to the Line A Commitment are set forth in SCHEDULE 1.1.

     "LINE A NOTE" means any of the promissory notes made by Borrowers to a Bank evidencing Advances under that Bank's Pro Rata Share of the Line A Commitment, substantially in the form of EXHIBIT G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

     "LINE A LOAN" means any Loan made under the Line A Commitment.

     "LINE B COMMITMENT" means, subject to Sections 2.5 and 2.6, $50,000,000. No credit is available under the Line B Commitment unless and until activated pursuant to Section 2.1(b). The respective Pro Rata Shares of the Banks with respect to the Line B Commitment are set forth in SCHEDULE 1.1.

     "LINE B LOAN" means a Loan made under the Line B Commitment.

     "LINE B NOTE" means any of the promissory notes made by Borrowers to a Bank evidencing Advances under that Bank's Pro Rata Share of the Line B Commitment, substantially in the form of EXHIBIT H, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

     "LOAN" means the aggregate of the Advances made at any one time by the Banks pursuant to Section 2.1.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, and any other agreements of any type or nature hereafter executed and delivered by Borrowers to the Managing Agent or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

     "MANAGING AGENT" means Bank of America National Trust and Savings Association, when acting in its capacity as the Managing Agent under any of the Loan Documents, or any successor Managing Agent.

     "MANAGING AGENT'S OFFICE" means the Managing Agent's address as set forth on the signature pages of this Agreement, or such other address as the Managing Agent hereafter may designate by written notice to Borrowers and the Banks.

     "MARGIN STOCK" means "margin stock" as such term is defined in Regulation G or U.

     "MARKET NET WORTH" means, as of the last day of each Fiscal Quarter, the amount by which (a) Gross Asset Value on that date exceeds (b) Total Liabilities on that date.

     "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which
(a) has had or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document (OTHER THAN as a result of any action or inaction of the Managing Agent or any Bank), (b) has been or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrowers or
(c) has materially impaired or could reasonably be expected to materially impair the ability of Borrowers to perform the Obligations.

     "MATURITY DATE" means (a) May 31, 2000, (b) if the Revolver Termination Date has then been extended pursuant to Section 2.9, such extended Revolver Termination Date or (c) if the Term Loan Conversion has then been effected pursuant to Section 2.10, the date that is two (2) years subsequent to the Conversion Date.

     "MAXIMUM COMPETITIVE ADVANCE" means, with respect to any Competitive Bid made by a Bank, the amount set forth therein as the maximum Competitive Advance which that Bank is willing to make in response to the related Competitive Bid Request.

     "MONTHLY PAYMENT DATE" means the first day of each calendar month.

     "MORTGAGE AMOUNT" means, as of the last day of each Fiscal Quarter, the principal amount of a twenty-five (25) year mortgage loan that would bear interest at a rate equal to the SUM OF the Treasury Base Rate plus 2% (200 basis points), that would fully amortize in equal consecutive monthly installments of principal and interest over the term thereof and that is Supportable by the Annualized Adjusted NOI of the Revenue-Producing Properties in the Unencumbered Asset Pool for that Fiscal Quarter and the three immediately preceding Fiscal Quarters. For purposes of the foregoing, "TREASURY BASE RATE" means the yield (adjusted to constant maturity and expressed as a rate per annum) of the United States Treasury Security then maturing in seven (7) years or, if there is more than one such United States Treasury Security, the average of such yields, or if there is no such United States Treasury Security, the yield determined by interpolation of the yields of the United States Treasury Securities maturing on the nearest earlier and later dates, in all cases adjusted to constant maturity and expressed as a rate per annum, as reported at the close of business on the last day of the Fiscal Quarter by the Bloomberg Financial Market Information Service (or other nationally-recognized on-line trading screen which reports current trading in United States Treasury Securities) or, if no such trading screen is available, as reported in the most recent Federal Reserve Board Statistical Release and "SUPPORTABLE" means that such Annualized Adjusted NOI is 200% (the "SUPPORT MULTIPLE") of the aggregate annual monthly payments under such a mortgage loan.

     "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrowers or any of their ERISA Affiliates contribute or are obligated to contribute.

     "NEGATIVE PLEDGE" means a Contractual Obligation that contains a covenant binding on Borrowers that prohibits Liens on any of their Property, OTHER THAN (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

     "NET INCOME" means, with respect to any Person and with respect to any fiscal period, the net income of that Person for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

     "NET LEVERAGE BASE" means, as of any date of determination, (a) an amount equal to 50% of the Unencumbered Asset Pool Value as of the most recently-ended Fiscal Quarter MINUS (b) any Other Unsecured Debt on that date.

     "NET MORTGAGE AMOUNT" means, as of any date of determination, (a) the Mortgage Amount applicable to the Unencumbered Asset Pool as of the most recently-ended Fiscal Quarter MINUS (b) any Other Unsecured Debt on that date.

     "NON-RECOURSE DEBT" means Indebtedness of Parent or any of its Subsidiaries for which the liability of Parent or such Subsidiary (EXCEPT with respect to fraud, Hazardous Materials Laws liability and other customary exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of Law.

     "NOTES" means the Line A Notes, the Line B Notes and the Competitive Advance Notes.

     "OBLIGATIONS" means all present and future obligations of every kind or nature of Borrowers at any time and from time to time owed to the Managing Agent or the Banks or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payment, and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrowers.

     "OPINIONS OF COUNSEL" means the favorable written legal opinions of
(a) Gary A. Kreitzer, general counsel of Borrowers, (b) Ballard Spahr Andrews & Ingersoll, special Maryland counsel to Borrowers and (c) Skadden, Arps,
Slate, Meagher & Flom, LLP, special counsel to Borrowers, substantially in the form of EXHIBITS I-1 AND I-2 , respectively, together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied.

     "OTHER UNSECURED DEBT" means Indebtedness of any of Borrowers (OTHER THAN Indebtedness under this Agreement) that is not secured by a Lien on any Property of any of Borrowers.

     "PARENT'S PROPORTIONAL SHARE" means, with respect to any Related Venture, the percentage of the direct and indirect equity ownership interest of Parent in the Related Venture.

     "PARTY" means any Person other than the Managing Agent and the Banks, which now or hereafter is a party to any of the Loan Documents.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

     "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), OTHER THAN a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrowers or to which Borrowers contribute or have an obligation to contribute.

     "PERMITTED ENCUMBRANCES" means:

          (a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

          (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, PROVIDED that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material impending risk of loss or forfeiture;

          (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

          (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

          (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

          (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

          (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

          (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

          (i)  statutory Liens, other than those described in clauses (a) or
     (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith,

     PROVIDED that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material impending risk of loss or forfeiture;

          (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

          (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

          (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

          (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, PROVIDED the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

          (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (OTHER THAN contracts creating or evidencing an extension of credit to the depositor);

          (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

          (p) Liens consisting of deposits of Property to secure statutory obligations of Borrowers;

          (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

          (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, PROVIDED that, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

          (s) other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

     "PERMITTED RIGHT OF OTHERS" means a Right of Others consisting of (a) an interest (OTHER THAN a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

     "PERSON" means any individual or entity, INCLUDING a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

     "PRICING CERTIFICATE" means a certificate in the form of EXHIBIT J, properly completed and signed by a Senior Officer of Borrowers.

     "PRICING PERIOD" means (a) the period commencing on the Closing Date and ending on September 1, 1997, (b) the period commencing on each September 2, and ending on the next following December 1, (c) the period commencing on each December 2 and ending on the next following March 1,
(d) the period commencing on each March 2 and ending on the next following June 1, and (e) the period commencing on each June 2 and ending on the next following September 1.

     "PRIOR CREDIT AGREEMENT" means that certain Unsecured Line of Credit Loan Agreement dated as of January 24, 1997 between Parent (then known as "Health Science Properties, Inc.") and Bank of America National Trust Savings Association.

     "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "PRO RATA SHARE" means, with respect to each Bank, the percentage of the Commitments set forth opposite the name of that Bank on SCHEDULE 1.1, as such percentage may be increased or decreased pursuant to a Commitments Assignment and Acceptance executed in accordance with Section 11.8.

     "QUALIFIED UNENCUMBERED ASSET POOL PROPERTY" means a Revenue-Producing Property that (a) is wholly owned in fee simple absolute by Parent or any other Borrower that is a Wholly-Owned Subsidiary, (b) is a Stabilized Revenue-Producing Property and (c) is Unencumbered.

     "QUARTERLY PAYMENT DATE" means each July 1, October 1, January 1 and
April 1.

     "REAL PROPERTY" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by any of Borrowers.

     "REFERENCE RATE" means the rate of interest publicly announced from time to time by the Domestic Reference Bank in San Francisco, California (or other headquarters city of the Domestic Reference Bank), as its "reference rate." It is a rate set by the Domestic Reference Bank based upon various factors including the Domestic Reference Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate announced by the Domestic Reference

Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "REGULATION D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

     "REGULATIONS G AND U" means Regulations G and U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

     "RELATED VENTURE" means a corporation, limited liability company, partnership or other Person that owns one or more Revenue-Producing Properties and which is not a Wholly-Owned Subsidiary.

     "REQUEST FOR LOAN" means a written request for a Loan substantially in the form of EXHIBIT K, signed by a Responsible Official of any of Borrowers, on behalf of Borrowers, and properly completed to provide all information required to be included therein.

     "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "REQUISITE BANKS" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate 66-2/3% or more of the Commitments then in effect and (b) as of any date of determination if the Commitments have then been suspended or terminated and there is then any Indebtedness evidenced by the Notes, Banks holding Notes evidencing in the aggregate 66-2/3% or more of the aggregate Indebtedness then evidenced by the Notes.

     "RESPONSIBLE OFFICIAL" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Banks shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Parent or any of its Subsidiaries as having been authorized by all necessary corporate, partnership and/or other action on the part of Parent or such Subsidiary.

     "REVENUE-PRODUCING PROPERTY" means an identifiable real estate property, such as an office building, laboratory, factory, warehouse or other facility (INCLUDING the underlying real property and all appurtenant real property rights) which produces revenue to Parent or a Subsidiary of Parent.

     "REVENUE-PRODUCING PROPERTY VALUE" means, as of the last day of each Fiscal Quarter, the value obtained by DIVIDING (a) the Annualized Adjusted NOI of all Revenue-Producing Properties for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters BY
(b) the then effective Capitalization Rate.

     "REVOLVER TERMINATION DATE" means (a) May 31, 2000, (b) if the Revolver Termination Date has then been extended pursuant to Section 2.9, such extended Revolver Termination Date or (c) if the Term Loan Conversion has then been effected pursuant to Section 2.10, the Conversion Date.

     "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, INCLUDING any option or right to acquire a Lien; PROVIDED, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

     "SECURED RECOURSE DEBT" means Indebtedness of Parent or any of its

Subsidiaries (INCLUDING Indebtedness of a Related Venture which is the subject of a Guaranty Obligation of Parent or a Subsidiary of Parent or, if such Person is a partnership, of which Parent or a Subsidiary of Parent is a general partner) that (a) is secured by a Lien on Revenue-Producing Property and (b) for which the liability of Parent or its Subsidiary is not contractually limited.

     "SENIOR OFFICER" means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) any senior vice president,
(e) the chief financial officer, (f) the treasurer or (g) any assistant treasurer, in each case of any of the Borrowers.

     "SPECIAL EURODOLLAR CIRCUMSTANCE" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Bank or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

     "STABILIZED REVENUE-PRODUCING PROPERTY" means a Revenue-Producing Property (a) that has been at least 85% (measured by rentable square feet) leased to Persons that are not an Affiliate of Parent for at least three (3) consecutive months and (b) that met the requirements of clause (a) at the time it became a part of the Unencumbered Asset Pool but subsequently failed to meet such requirements, BUT ONLY (i) so long as Borrowers are making reasonable efforts to cause such requirements to be met and (ii) for a period not exceeding six (6) months from the date upon which such requirements were first not met; PROVIDED, however, that the aggregate rentable square feet of all Revenue-Producing Properties which qualify as Stabilized Revenue-Producing Properties under this clause (B) may not at any time exceed 15% of the aggregate rentable square feet of all Revenue-Producing Properties that are in the Unencumbered Asset Pool.

     "STOCKHOLDERS' EQUITY" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of the Person as of that date determined in accordance with Generally Accepted Accounting

Principles; PROVIDED that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

     "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

     "SWAP AGREEMENT" means a written agreement between Borrowers and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

     "TANGIBLE NET WORTH" means, as of any date of determination, the Stockholders' Equity of Parent on that date MINUS the Intangible Assets of Parent and its Subsidiaries on that date.

     "TERM LOAN CONVERSION" means the conversion of all then outstanding Committed Loans to a term loan pursuant to Section 2.10.

     "TO THE BEST KNOWLEDGE OF" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

     "TOTAL LIABILITIES" means, as of any date of determination, the total liabilities that are or should be reflected on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with Generally Accepted Accounting Principles as of that date.

     "TYPE", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is an Alternate Base Rate Loan or Advance, or a Eurodollar Rate Loan or Advance.

     "UNDEVELOPED PROPERTY" means all real property owned by Parent or a Subsidiary of Parent that is not (a) a Stabilized Revenue-Producing Property or (b) used exclusively for office purposes by Parent or a Subsidiary of Parent.

     "UNENCUMBERED" means, with respect to any Revenue-Producing Property, that such Revenue-Producing Property (a) is not subject to any Lien OTHER THAN Permitted Encumbrances, (b) is not subject to any Negative Pledge and
(c) is not held by a Person any of whose equity interests are subject to a Lien or Negative Pledge in favor of any creditor of Parent or any of its Subsidiaries.

     "UNENCUMBERED ASSET POOL" means, as of any date of determination, (a) the Initial Pool Properties, PLUS (b) each other Qualified Unencumbered Asset Pool Property which has been added to the Unencumbered Asset Pool pursuant to
Section 2.11 as of such date, MINUS (c) any Revenue-Producing Property which has been removed from the Unencumbered Asset Pool pursuant to Section 2.11 as of such date.

     "UNENCUMBERED ASSET POOL VALUE" means, as of the last day of each Fiscal Quarter, the value obtained by DIVIDING (a) the Annualized Adjusted NOI of the Revenue-Producing Properties in the Unencumbered Asset Pool for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters BY (b) the then effective Capitalization Rate.

     "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of Parent, 100% of the capital stock or other equity interest of which is owned, directly or indirectly, by Parent, EXCEPT for director's qualifying shares required by applicable Laws.

     1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

     1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the covenants contained in Sections 6.5 through 6.14, inclusive, would then be calculated in a different manner or with different components, (a) Borrowers and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrowers' financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) Borrowers shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrowers would have been in compliance therewith under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in
ARTICLE 7 to the Managing Agent and the Banks, on the dates therein specified, with financial data presented in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.

     1.4 ROUNDING. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

     1.5 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

     1.6 REFERENCES TO "BORROWERS AND THEIR SUBSIDIARIES". Any reference herein to "Borrowers and their Subsidiaries" or the like shall refer solely to Borrowers during such times, if any, as Borrowers shall have no Subsidiaries.

     1.7 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                   Article 2
                                     LOANS


     2.1  COMMITTED LOANS-GENERAL.

          (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Revolver Termination Date, each Bank shall, pro rata according to that Bank's Pro Rata Share of the then applicable Line A Commitment, make Advances to Borrowers under the Line A Commitment in such amounts as Borrowers may request that do not result in (i) the aggregate principal amount outstanding under the Line A Notes to exceed the Line A Commitment or (ii) the aggregate principal amount outstanding under the Notes to exceed the LESSER OF (A) the SUM OF the Line A Commitment PLUS the Activated Line B Commitment or (B) the Borrowing Base. Subject to the limitations set forth herein, Borrowers may borrow, repay and reborrow under the Line A Commitment without premium or penalty.

          (b) Borrowers may at any time activate all or a portion (in amounts that are an integral multiple of $1,000,000 and not less than $10,0000,000) of the Line B Commitment upon written notice to that effect to the Managing Agent accompanied by payment of the activation fee then due and payable pursuant to Section 3.3; PROVIDED that (i) no Event of Default then exists and (ii) no more than five (5) such activations may be made. Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Revolver Termination Date, each Bank shall, pro rata according to that Bank's Pro Rata Share of the then applicable Line B Commitment, make Advances to Borrowers under the Activated Line B Commitment in such amounts as Borrowers may request that do not result in (i) the aggregate principal amount outstanding under the Line B Notes to exceed the Activated Line B Commitment or (ii) the aggregate principal amount outstanding under the Notes to exceed the LESSER OF (A) the SUM OF the Line A Commitment PLUS the Activated Line B Commitment or
     (B) the Borrowing Base. Subject to the limitations set forth herein, Borrowers may borrow, repay and reborrow under the Activated Line B Commitment without premium or penalty.

          (c) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and (iv) in the case of a Eurodollar Rate Loan, the Interest Period for such Loan. Unless the Managing Agent has notified, in its sole and absolute discretion, Borrowers to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrowers, in which case Borrowers shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Managing Agent. Managing Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for Loan purportedly made by a Responsible Official of Borrowers, and Borrowers hereby agree to indemnify the Managing Agent from any loss, cost, expense or liability as a result of so acting.

          (d) Promptly following receipt of a Request for Loan, the Managing Agent shall notify each Bank by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Bank's Pro Rata Share of the Loan. Not later than 10:00 a.m., California time, on the date specified for any Loan (which must be a Banking Day), each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Managing Agent at the Managing Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in
     ARTICLE 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

          (e) Unless the Requisite Banks otherwise consent, each Alternate Base Rate Loan shall be not less than $2,000,000, each Eurodollar Rate Loan shall be not less than $5,000,000 and all Loans shall be in an integral multiple of $1,000,000.

          (f) The Advances made by each Bank under the Line A Commitment shall be evidenced by that Bank's Line A Note. The Advances made by each Bank under the Line B Commitment shall be evidenced by that Bank's Line B Note.

          (g)  A Request for Loan shall be irrevocable upon the

     Managing Agent's first notification thereof.

          (h) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(C), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Interest Period for any Eurodollar Rate Loan, then on the last day of such Interest Period, such Eurodollar Rate Loan shall be automatically converted into an Alternate Base Rate Loan in the same amount.

     2.2 ALTERNATE BASE RATE LOANS. Each request by Borrowers for an Alternate Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of
Section 2.1(C), if applicable) received by the Managing Agent, at the Managing Agent's Office, not later than 11:00 a.m. California time, on the date (which must be a Banking Day) prior to the date of the requested Alternate Base Rate Loan. All Loans shall constitute Alternate Base Rate Loans unless properly designated as a Eurodollar Rate Loan pursuant to
Section 2.3.

     2.3  EURODOLLAR RATE LOANS.

          (a) Each request by Borrowers for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(C), if applicable) received by the Managing Agent, at the Managing Agent's Office, not later than 9:00 a.m., California time, at least three
     (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

          (b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Managing Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrowers and the Banks by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

          (c) Unless the Managing Agent and the Requisite Banks otherwise consent, no more than ten (10) Eurodollar Rate Loans shall be outstanding at any one time.

          (d) No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

          (e) Nothing contained herein shall require any Bank to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

     2.4  COMPETITIVE ADVANCES.

          (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolver Termination Date, each Bank may in its sole and absolute discretion make Competitive Advances to Borrower in such principal amounts as Borrowers may request pursuant to a Competitive Bid Request that do not result in (i) the aggregate principal amount outstanding under the Competitive Advance Notes being in excess of the GREATER OF (A) $35,000,000 or (B) an amount equal to 33 1/3% of the SUM OF the Line A Commitment PLUS the Activated Line B Commitment or (ii) the aggregate principal amount outstanding under the Notes to exceed the LESSER OF (A) the SUM OF the Line A Commitment PLUS the Activated Line B Commitment or (B) the Borrowing Base.

          (b) Borrowers shall request Competitive Advances by submitting a Competitive Bid Request to the Managing Agent, which Competitive Bid Request shall specify the relevant date, amount and maturity for the proposed Competitive Advance and shall state whether a Competitive Bid is requested on the basis of a fixed interest rate (an "Absolute Rate Bid") or on the basis of a margin over the Eurodollar Rate (a "Eurodollar Margin Bid") and which shall be accompanied by payment of a nonrefundable $2500 competitive bid request fee for the account of the Managing Agent. Any Competitive Bid Request made by telephone shall promptly be confirmed by the delivery to the Managing Agent in person or by telecopier of a written Competitive Bid Request. The Managing Agent shall incur no liability whatsoever hereunder in acting upon any telephonic Competitive Bid Request purportedly made by a Responsible Official of Borrowers, which hereby agrees to indemnify the Managing Agent from any loss, cost, expense or liability as a result of so acting. The Competitive Bid Request must be received by the Managing Agent not later than 9:15 a.m. California time on a Banking Day that is at least one (1) Banking Day prior to the date of the proposed Competitive

     Advance if an Absolute Rate Bid is requested; if a Eurodollar Margin Bid is requested, it must be received by the Administrative Agent at least five (5) Banking Days prior to the date of the proposed Competitive Advance.

          (c) Unless the Managing Agent otherwise agrees, in its sole and absolute discretion, no Competitive Bid Request shall be made by Borrowers if Borrowers have within the current calendar month submitted five (5) or more Competitive Bid Requests.

          (d) Each Competitive Bid Request must be made for a Competitive Advance of at least $10,000,000 and shall be in an integral multiple of $1,000,000.

          (e) No Competitive Bid Request shall be made for a Competitive Advance with a maturity of less than 7 days or more than 180 days, or with a maturity date subsequent to the Maturity Date.

          (f) The Managing Agent shall, promptly after receipt of a Competitive Bid Request, notify the Banks thereof by telephone and provide the Banks a copy thereof by telecopier. Any Bank may, by written notice to the Managing Agent, advise the Managing Agent that it elects not to be so notified of Competitive Bid Requests, in which case the Managing Agent shall not notify such Bank of the Competitive Bid Request.

          (g) Each Bank receiving a Competitive Bid Request may, in its sole and absolute discretion, make or not make a Competitive Bid responsive to the Competitive Bid Request. Each Competitive Bid shall be submitted to the Managing Agent not later than 7:30 a.m. (or, in the case of the Domestic Reference Bank, not later than 7:15 a.m.) California time, in the case of a Eurodollar Margin Bid, on the date which is four (4) Banking Days prior to the requested Competitive Advance and, in the case of an Absolute Rate Bid, on the date of the requested Competitive Advance. Any Competitive Bid received by the Managing Agent after 7:30 a.m. (or
     7:15 a.m. in the case of the Domestic Reference Bank) on such date shall be disregarded for purposes of this Agreement. Any Competitive Bid made by telephone shall promptly be confirmed by the delivery to the Managing Agent in person or by telecopier of a written Competitive Bid. The Managing Agent shall incur no liability whatsoever hereunder in acting upon any telephonic Competitive Bid purportedly made by a Responsible Official of a Bank, each of which hereby agrees to indemnify the Managing Agent from any loss, cost, expense or liability as a result of so acting with respect to that Bank.

          (h) Each Competitive Bid shall specify the fixed interest rate or the margin over the Eurodollar Rate, as applicable, for the offered Maximum Competitive Advance set forth in the Competitive Bid. The Maximum Competitive Advance offered by a Bank in a Competitive Bid may be less than the Competitive Advance requested by Borrower in the Competitive Bid Request, but shall be an integral multiple of $1,000,000. Any Competitive Bid which offers an interest rate OTHER THAN a fixed interest rate or a margin over the Eurodollar Rate, is in a form other than set forth in EXHIBIT C or which otherwise contains any term, condition or provision not contained in the Competitive Bid Request shall be disregarded for purposes of this Agreement. A Competitive Bid once submitted to the Managing Agent shall be irrevocable until 8:30 a.m. California time, in the case of a Eurodollar Margin Bid, on the date which is three (3) Banking Days prior to the requested Competitive Advance and, in the case of an Absolute Rate Bid, on the date of the proposed Competitive Advance set forth in the related Competitive Bid Request, and shall expire by its terms at such time unless accepted by Borrower prior thereto.

          (i) Promptly after 7:30 a.m. California time, in the case of a Eurodollar Margin Bid, on the date which is four (4) Banking Days prior to the date of the proposed Competitive Advance and, in the case of an Absolute Rate Bid, on the date of the proposed Competitive Advance, the Managing Agent shall notify Borrowers of the names of the Banks providing Competitive Bids to the Managing Agent at or before 7:30 a.m. on that date (or 7:15 a.m. in the case of the Domestic Reference Bank) and the Maximum Competitive Advance and fixed interest rate or margin over the Eurodollar Rate set forth by each such Bank in its Competitive Bid. The Managing Agent shall promptly confirm such notification in writing delivered in person or by telecopier to Borrower.

          (j) Borrowers may, in their sole and absolute discretion, reject any or all of the Competitive Bids. If Borrowers accept any Competitive Bid, the following shall apply: (i) Borrowers must accept all Absolute Rate Bids at all lower fixed interest rates before accepting any portion of an Absolute Rate Bid at a higher fixed interest rate, (ii) Borrowers must accept all Eurodollar Margin Bids at all lower margins over the Eurodollar Rate before accepting any portion of a Eurodollar Margin Bid at a higher margin over the Eurodollar Rate, (iii) if two or more Banks have submitted a Competitive Bid at the same fixed interest rate or margin, then Borrowers must accept either all of such Competitive Bids or accept such Competitive Bids in the same proportion as the Maximum Competitive Advance of each Bank bears to the aggregate Maximum Competitive Advances of all such Banks, and
     (iv) Borrowers may not accept Competitive Bids for an aggregate amount in excess of the requested Competitive Advance set forth in the Competitive Bid Request. Acceptance by Borrowers of a Eurodollar Margin Rate Bid must be made prior to 8:30 a.m. on the date which is three (3) Banking Days prior to the requested Competitive Advance and acceptance by Borrower of an Absolute Rate Bid must be made prior to 8:30 a.m. on the date of the requested Competitive Advance. Acceptance of a Competitive Bid by Borrowers shall be accomplished by notification thereof to the Managing Agent and shall be irrevocable upon such notification. The Managing
     Agent shall promptly notify each of the Banks whose Competitive Bid has been accepted by Borrowers by telephone, which notification shall promptly be confirmed in writing delivered in person or by telecopier to such Banks. Any Competitive Bid not accepted by Borrowers by 8:30 a.m., in the case of a Eurodollar Margin Bid, on the date which is three (3) Banking Days prior to the proposed Competitive Advance or, in the case of an Absolute Rate Bid, on the date of the proposed Competitive Bid, shall be deemed rejected.

          (k) In the case of a Eurodollar Margin Bid, the Managing Agent shall determine the Eurodollar Rate on the date which is two
     (2) Eurodollar Banking Days prior to the date of the proposed Competitive Advance, and shall promptly thereafter notify Borrowers and the Banks whose Eurodollar Margin Bids were accepted by Borrowers of such Eurodollar Rate.

          (l) A Bank whose Competitive Bid has been accepted by Borrowers shall make the Competitive Advance in accordance with the Competitive Bid Request and with its Competitive Bid, subject to the applicable conditions set forth in this Agreement, by making funds immediately available to the Managing Agent at the Managing Agent's Office in the amount of such Competitive Advance not later than 12:00 noon, California time, on the date set forth in the Competitive Bid Request. The Managing Agent shall then promptly credit the Competitive Advance in immediately available funds to the

Designated Deposit Account.

          (m) The Managing Agent shall notify Borrowers and the Banks promptly after any Competitive Advance is made of the amounts and maturity of such Competitive Advances and the identity of the Banks making such Competitive Advances.

          (n) The Competitive Advances made by a Bank shall be evidenced by that Bank's Competitive Advance Note.

          (o) No Competitive Advance may be prepaid without the prior written consent of the affected Bank.

     2.5 VOLUNTARY REDUCTION OF COMMITMENTS. Borrowers shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Banking Days' prior written notice by a Responsible Official of Borrowers to the Managing Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Commitments. The Managing Agent shall promptly notify the Banks of any reduction or termination of the Commitments under this Section.

     2.6 AUTOMATIC REDUCTION OF COMMITMENTS. On each Amortization Date, the Commitments shall automatically be reduced by the applicable Amortization Amount.

     2.7 OPTIONAL TERMINATION OF COMMITMENTS. Following the occurrence of a Change in Control, the Requisite Banks may in their sole and absolute discretion elect, during the thirty (30) day period immediately subsequent to the LATER OF (a) such occurrence or (b) the EARLIER of (i) receipt of Borrowers' written notice to the Managing Agent of such occurrence or (ii) if no such notice has been received by the Managing Agent, the date upon which the Managing Agent has actual knowledge thereof, to terminate the Commitments, in which case the Commitments shall be terminated effective on the date which is thirty (30) days subsequent to written notice from the Managing Agent to Borrowers thereof.

     2.8 MANAGING AGENT'S RIGHT TO ASSUME FUNDS AVAILABLE FOR ADVANCES. Unless the Managing Agent shall have been notified by any Bank no later than 10:00 a.m. on the Banking Day of the proposed funding by the Managing Agent of any Loan that such Bank does not intend to make available to the Managing Agent such Bank's portion of the total amount of such Loan, the Managing Agent may assume that such Bank has made such amount available to the Managing Agent on the date of the Loan and the Managing Agent may, in reliance upon such assumption, make available to Borrowers a corresponding amount. If the Managing Agent has made funds available to Borrowers based on such assumption and such corresponding amount is not in fact made available to the Managing Agent by such Bank, the Managing Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Managing Agent's demand therefor, the Managing Agent promptly shall notify Borrowers and Borrowers shall pay such corresponding amount to the Managing Agent. The Managing Agent also shall be entitled to recover from such Bank interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Managing Agent to Borrowers to the date such corresponding amount is recovered by the Managing Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its share of the Commitments or to prejudice any rights which the Managing Agent or Borrowers may have against any Bank as a result of any default by such Bank hereunder.

     2.9  EXTENSION OF REVOLVER TERMINATION DATE.

          (a) The Revolver Termination Date may be extended for one-year periods at the request of Borrowers and with the written consent of all of the Banks (which may be withheld in the sole and absolute discretion of each Bank) pursuant to this Section. Not earlier than June 1, 1998 nor later than July 1, 1998, or in the corresponding period in each subsequent year, and provided that Borrowers are then in compliance with
     Section 7.1, Borrowers may deliver to the Managing Agent and the Banks a written request for a one year extension of the Revolver Termination
     Date together with a Certificate of a Responsible Official signed by a Senior Officer on behalf of Borrowers stating that the representations and warranties contained in ARTICLE 4 (OTHER THAN (i) representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is not a violation of this Agreement and (ii) as otherwise disclosed by Borrowers and approved in writing by the Requisite Banks are true and correct on and as of the date of such Certificate). Each Bank shall, on or prior to the date that is sixty (60) days after receipt of such written request, notify in writing the Managing Agent whether (in its sole and absolute discretion) it consents to such request and the Managing Agent shall, after receiving the notifications from all of the Banks or the expiration of such period, whichever is earlier, notify Borrowers and the Banks of the results thereof. If all of the Banks have consented, then the Revolver Termination Date shall be automatically extended for one year upon payment by Borrowers to the Managing Agent of the extension fee pursuant to Section 3.6.

          (b) If Banks holding 80% or more of the Commitments (the "Approving Banks") consent to the request for extension, but one or more Banks (the "Disapproving Banks") notifies the Managing Agent that it will not consent to the request for extension (or fails to notify the Managing Agent in writing of its consent to the extension by the date that is sixty (60) days after receipt of such written request), Borrowers may at their option reduce the Commitments by an amount equal to the amount thereof held by the Disapproving Banks, adjust the Pro-Rata Shares (but not the amount) of the reduced Commitments of the Approving Banks to correspond with the reduced Commitments and, subject to the further written consent of all the Approving Banks, the Revolver Termination Date shall automatically be extended for one year upon payment by Borrowers to the Managing Agent of the extension fee pursuant to Section 3.6.

          (c) If Banks holding 80% or more of the Commitments do not consent to the request for extension, Borrowers may, within the thirty (30) day period following expiration of the aforesaid sixty (60) day period, cause the Disapproving Banks to assign their Pro-Rata Shares of the Commitments to an Eligible Assignee acceptable to Borrowers and the Managing Agent pursuant to Section 11.25. Upon completion of such assignments, the request for extension shall be renewed and, subject to the written consent of all of the Banks (INCLUDING the new Banks), the Revolver Termination Date shall automatically be extended for one year upon payment by Borrowers to the Managing Agent of the extension fee pursuant to Section 3.6.

     2.10 TERM LOAN CONVERSION. Borrowers may at any time elect to convert the credit facility under this Agreement to a term loan by delivery of a written notice to that effect to the Managing Agent and payment of the extension fee payable pursuant to Section 3.6. The Line A Notes and the Line A Notes will continue to evidence the outstanding Indebtedness incurred under the Line A Commitment and the Line B Commitment subsequent to such conversion. The term loan so elected shall commence on the Conversion Date and shall be payable in Amortization Amounts on each Amortization Date.

     2.11 UNENCUMBERED ASSET POOL. Borrowers may at any time add a Qualified Unencumbered Asset Pool Property to the Unencumbered Asset Pool pursuant to this Section 2.11, which process shall be initiated by delivery by Borrowers to the Managing Agent (which the Managing Agent shall promptly distribute to the Banks) of a complete description of the Qualified Unencumbered Asset Pool Property, at least two (2) years of operating income statements related thereto (to the extent available), a description of all tenants and leases with respect thereto, a current written report prepared by a qualified independent expert with respect to Hazardous Materials related thereto and other written materials reasonably requested by any Bank. Thereafter:

          (a) If at that date either of the Consent Criteria is satisfied, the Qualified Unencumbered Asset Pool Property so described shall thereupon become part of the Unencumbered Asset Pool; or

          (b) If at that date neither of the Consent Criteria is satisfied, the Qualified Unencumbered Asset Pool Property so described shall become part of the Unencumbered Asset Pool on the tenth (10th) day after the date the aforesaid descriptive materials are delivered to the Managing Agent UNLESS on or before such day Banks holding 51% or more of the Commitments have notified Borrowers and the Managing Agent in writing that they object to the addition of such Qualified Unencumbered Asset Pool Property to the Unencumbered Asset Pool, which notifications shall state the reason or reasons for such objection.

Borrowers may remove a Revenue-Producing Property from the Unencumbered Asset Pool by delivery to the Managing Agent (for distribution to the Banks) of a written notice to that effect, accompanied by a Certificate of a Senior Officer of Borrowers setting forth the revised Borrowing Base as of the most recently-ended Fiscal Quarter resulting from such removal, which removal shall be effective on the tenth (10th) day after the date of such notice.

     2.12 REPRESENTATIVE OF BORROWERS. Each of Borrowers hereby appoints Parent as its agent, attorney-in-fact and representative for the purpose of making Requests for Loans, Competitive Bid Requests, acceptance of Competitive Bids, payment and prepayment of Loans and Competitive Advances, the giving and receipt of notices by and to Borrowers under this Agreement and all other purposes incidental to any of the foregoing. Each of Borrowers agrees that any action taken by Parent as the agent, attorney-in-fact and representative of such Borrower shall be binding on such Borrowers to the same extent as if directly taken by such Borrower.

                                   Article 3
                               PAYMENTS AND FEES


     3.1  PRINCIPAL AND INTEREST.

          (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

          (b) Interest accrued on each Alternate Base Rate Loan shall be due and payable on each Monthly Payment Date. EXCEPT as otherwise provided in Section 3.9, the unpaid principal amount of any Alternate Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate PLUS the Applicable Alternate Base Rate Margin.
     Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

          (c) Interest accrued on each Eurodollar Rate Loan shall be due and payable on each Monthly Payment Date. EXCEPT as otherwise provided in
     Section 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan PLUS the Applicable Eurodollar Rate Margin.

          (d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

               (i) the amount, if any, by which (A) the principal Indebtedness evidenced by the Line A Notes at any time exceeds the then applicable Line A Commitment or (B) the principal Indebtedness evidenced by the Line B Notes at any time exceeds the then applicable Line B Commitment, shall in each case be payable immediately;

               (ii) the amount, if any, by which the principal Indebtedness evidenced by the Notes at any time exceeds the SUM OF the Line A Commitment PLUS the Activated Line B Commitment shall be payable immediately;

               (iii) the amount, if any, by which the principal Indebtedness evidenced by the Notes at any time exceeds the Borrowing Base shall
        (A) if the Net Leverage Amount is then the determinative component of the Borrowing Base, be payable immediately and (B) if the Net Mortgage Amount is then the determinative component of the Borrowing Base, be payable as follows:

               (aa) immediately, in an amount equal to the excess of such Indebtedness over the Net Mortgage Amount assuming that the related Mortgage Amount was calculated with a Support Multiple (as such term is used in the definition of Mortgage Amount) of 180%, rather than 200%;

               (bb) concurrently with the determination of the Net Mortgage Amount for the next following Fiscal Quarter, in an amount equal to the excess of such Indebtedness over the Net Mortgage Amount assuming that the related Mortgage Amount was calculated with a Support Multiple of 190%, rather than 200%; and

               (cc) concurrently with the determination of the Net Mortgage Amount for the next following Fiscal Quarter, in an amount equal to the excess of such Indebtedness over the Net Mortgage Amount;

               (iv) the principal Indebtedness evidenced by each Competitive Advance Note shall be payable on the maturity date of each Competitive Advance in the amount of such Competitive Advance; and

               (v) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

          (e) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, EXCEPT that with respect to any voluntary prepayment under this Section,
     (i) any partial prepayment shall be not less than $2,000,000, (ii) the Managing Agent shall have received written notice of any prepayment by 9:00 a.m. California time on the date of prepayment (which must be a Banking Day) in the case of an Alternate Base Rate Loan, and, in the case of a Eurodollar Rate Loan, three (3) Banking Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid,
     (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(e) and (v) upon any partial prepayment of a Eurodollar Rate Loan that reduces it below $5,000,000, the remaining portion thereof shall automatically convert to an Alternate Base Rate Loan.

     3.2 ARRANGEMENT FEE. On the Closing Date, Borrowers shall pay to the Managing Agent the balance of the arrangement fee as heretofore agreed upon by letter agreement between Borrowers and the Managing Agent. The arrangement fee paid to the Managing Agent is solely for its own account and is nonrefundable.

     3.3 LINE B COMMITMENT ACTIVATION FEE. On each activation of all or a portion of the Line B Commitment, Borrowers shall pay to the Managing Agent, for the respective accounts of the Banks pro rata according to their Pro Rata Share of the Commitments, an activation fee of .25% (25 basis points) TIMES the amount of the Line B Commitment then so activated.

     3.4 COMMITMENT FEE. From the Closing Date through the Revolver Termination Date, Borrowers shall pay to the Managing Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share of the Commitments, a commitment fee equal to the daily Applicable Commitment Fee Rate per annum TIMES the average daily amount by which the Line A Commitment plus the Activated Line B Commitment exceed the aggregate daily principal Indebtedness evidenced by the

Line A Notes and the Line B Notes. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date and on the Revolver Termination Date.

         3.5 AGENCY FEE. Borrowers shall pay to the Managing Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrowers and the Managing Agent. The agency fee paid to the Managing Agent is solely for its own account and is nonrefundable.

         3.6 EXTENSION FEES. Borrowers shall pay to the Managing Agent, for the respective accounts of the Banks pro rata according to their Pro Rata Share of the Commitments, an extension fee of .125% (12.5 basis points) TIMES the Line A Commitment and the Activated Line B Commitment concurrently with
(a) each extension of the Revolver Termination Date pursuant to Section 2.9 and (b) its election to effect the Term Loan Conversion pursuant to Section 2.10.

         3.7 INCREASED COMMITMENT COSTS. If any Bank shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Eurodollar Lending Office) or any corporation controlling such Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Bank's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) Banking Days after demand of such Bank, Borrowers shall pay to such Bank, from time to time as specified in good faith by such Bank, additional amounts sufficient to compensate such Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, PROVIDED that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand. Each Bank's determination of such amounts shall be conclusive in the absence of manifest error.

        3.8  EURODOLLAR COSTS AND RELATED MATTERS.

              (a) In the event that any Governmental Agency imposes on any Bank any reserve or comparable requirement (INCLUDING any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Bank, Borrowers shall pay that Bank within five (5) Banking Days after demand all amounts necessary to compensate such Bank (determined as though such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (PROVIDED, that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety
     (90) days preceding the date of such demand). The Bank's determination of such amount shall be conclusive in the absence of manifest error.

              (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                   (1) shall subject any Bank or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Bank attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (PROVIDED, that Borrowers shall not be obligated to pay any such amount which arose prior to the date which is ninety (90) days preceding the date of such demand or is attributable to periods prior to the date which is ninety (90) days preceding the date of such demand), EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

              (2) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (INCLUDING any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank or its Eurodollar Lending Office); or

              (3) shall impose on any Bank or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

     and the result of any of the foregoing, as determined in good faith by such Bank, increases the cost to such Bank or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Bank or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Loans or its obligation to make Eurodollar Rate Advances (assuming such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Bank (with a copy to the Managing Agent), Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction (determined as though such Bank's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Bank claiming compensation under this subsection shall be conclusive in the absence of manifest error.

         (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Bank, make it unlawful or impossible for such Bank or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Bank shall so notify the Managing Agent, then such Bank's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Managing Agent forthwith shall give notice thereof to the other Banks and Borrowers. Upon receipt of such notice, the outstanding principal amount of such Bank's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Bank may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), PROVIDED that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(e). Each Bank agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Closing Date, which will cause that Bank to notify the Managing Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. In the event that any Bank is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Bank shall fund such amount as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. Any Bank whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Managing Agent and Borrowers of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

         (d)  If, with respect to any proposed Eurodollar Rate Loan:

              (1) the Managing Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Banks, deposits in Dollars (in the applicable amounts) are not being offered to any Bank in the Designated Eurodollar Market for the applicable Eurodollar Period; or

              (2) the Requisite Banks advise the Managing Agent that the Eurodollar Rate as determined by the Managing Agent (i) does not represent the effective pricing to such Banks for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Rate Advances;

     then the Managing Agent forthwith shall give notice thereof to Borrowers and the Banks, whereupon until the Managing Agent notifies Borrowers that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Rate Advances shall be suspended.

         (e) Upon payment or prepayment of any Eurodollar Rate Advance (OTHER THAN as the result of a conversion required under Section 3.8(c) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrowers (for a reason other than the breach by a Bank of its obligation pursuant to Sections 2.1(a) or 2.1(b) to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrowers shall pay to the appropriate Bank within ten (10) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the SUM of:

              (1)  $250; PLUS

              (2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate PLUS the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Interest Period EXCEEDS (ii) the interest that the Bank could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); PLUS

              (3) all out-of-pocket expenses incurred by the Bank reasonably attributable to such payment, prepayment or failure to borrow.

     Each Bank's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

         (f) Each Bank agrees to endeavor promptly to notify Borrowers of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Bank to compensation pursuant to clause
     (a) or clause (b) of this Section 3.8, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank. Any request for compensation by a Bank under this Section 3.8 shall set forth the basis upon which it has been determined that such an amount is due from Borrowers, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Bank.

    3.9 LATE PAYMENTS. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Managing Agent or any Bank is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the SUM OF the Alternate Base Rate PLUS the Applicable Alternate Base Rate Margin PLUS 2%, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (INCLUDING, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

    3.10 COMPUTATION OF INTEREST AND FEES. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

    3.11 NON-BANKING DAYS. If any payment to be made by Borrowers or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

    3.12  MANNER AND TREATMENT OF PAYMENTS.

         (a)  Each payment hereunder (EXCEPT payments pursuant to Sections
     3.7, 3.8, 11.3, 11.11 and 11.22) or on the Notes or under any other Loan Document shall be made to the Managing Agent at the Managing Agent's
     Office for the account of each of the Banks or the Managing Agent, as the case may be, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking
     Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Managing Agent for the account of each Bank shall be immediately paid by the Managing Agent to the applicable Bank in immediately available funds and, if such payment was received by the Managing Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Bank on that Banking Day, the Managing Agent shall reimburse that Bank for the cost to such Bank of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.
         (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Bank comprising such Loan.

         (c) Each Bank shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrowers, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Bank to keep such a record shall not affect Borrowers' obligation to pay the Obligations.

              (d) Each payment of any amount payable by Borrowers or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrowers are obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Bank under this Agreement, Borrowers shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Bank as is necessary to result in that Bank's receiving a net after-Tax amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Bank on account of such Taxes, that Bank shall promptly refund such excess to Borrowers.

         3.13 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

         3.14  FAILURE TO CHARGE NOT SUBSEQUENT WAIVER.  Any decision by the

Managing Agent or any Bank not to require payment of any interest (INCLUDING interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Managing Agent's or such Bank's right to require full payment of any interest (INCLUDING interest arising under Section 3.9), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         3.15 MANAGING AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY BORROWERS. Unless the Managing Agent shall have been notified by Borrowers prior to the date on which any payment to be made by Borrowers hereunder is due that Borrowers do not intend to remit such payment, the Managing Agent may, in its discretion, assume that Borrowers have remitted such payment when so due and the Managing Agent may, in its discretion and in reliance upon such assumption, make available to each Bank on such payment date an amount equal to such Bank's share of such assumed payment. If Borrowers have not in fact remitted such payment to the Managing Agent, each Bank shall forthwith on demand repay to the Managing Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Managing Agent to such Bank to the date such amount is repaid to the Managing Agent at the Federal Funds Rate.

         3.16 FEE DETERMINATION DETAIL. The Managing Agent, and any Bank, shall provide reasonable detail to Borrowers regarding the manner in which the amount of any payment to the Managing Agent and the Banks, or that Bank, under ARTICLE 3 has been determined, concurrently with demand for such payment.

         3.17  SURVIVABILITY.  All of Borrowers' obligations under Sections
3.7 and 3.8 shall survive for the ninety (90) day period following the date on which the Commitments are terminated and all Loans hereunder are fully paid, and Borrowers shall remain obligated thereunder for all claims under such Sections made by any Bank to Borrowers prior to the expiration of such period.

                                      Article 4
                            REPRESENTATIONS AND WARRANTIES


         Borrowers represent and warrant to the Banks that:

         4.1 EXISTENCE AND QUALIFICATION; POWER; COMPLIANCE WITH LAWS. Parent is a corporation duly formed, validly existing and in good standing under the Laws of Maryland and each other Borrower is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of its state of formation. Each of Borrowers is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Each of Borrowers has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities Laws. Each of Borrowers is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure so to comply, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. Parent is a "real estate investment trust" within the meaning of Section 856 of the Code.

         4.2 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by each of Borrowers of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not and will not:

              (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of Borrowers;

              (b) Violate or conflict with any provision of Borrowers' charter, articles of incorporation or bylaws, as applicable;

              (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by Borrowers;

              (d)  Violate any Requirement of Law applicable to Borrowers;

              (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which Borrowers are a party or by which Borrowers or any of their Property is bound or affected;

and none of Borrowers is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

         4.3 NO GOVERNMENTAL APPROVALS REQUIRED. EXCEPT as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by any of Borrowers of the Loan Documents to which it is a Party.

         4.4 SUBSIDIARIES. SCHEDULE 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock (or other applicable unit of equity interest) issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Parent. Unless otherwise indicated in SCHEDULE 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each such Subsidiary are owned of record and beneficially by Parent, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others, EXCEPT for Permitted Encumbrances and Permitted Rights of Others.

         4.5  FINANCIAL STATEMENTS.  Borrowers have furnished to the Banks
(a) the audited consolidated financial statements of Parent and its Subsidiaries for the Fiscal Year ended December 31, 1996 and (b) the unaudited consolidated balance sheet and statement of operations of Parent and its Subsidiaries for the Fiscal Quarter ended March 31, 1997. The financial statements described in clause (a) fairly present in all material respects the financial condition, results of operations and changes in financial position, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations of Parent and its Subsidiaries as of such dates and for such periods in conformity with Generally Accepted Accounting Principles consistently applied.

         4.6 NO OTHER LIABILITIES; NO MATERIAL ADVERSE CHANGES. Borrowers do not have any material liability or material contingent liability required under Generally Accepted Accounting Principles to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in
Section 4.5(b), OTHER THAN liabilities and contingent liabilities arising in the ordinary course of business since the date of such financial statements. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since March 31, 1997. As of any date subsequent to the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since the Closing Date.

         4.7 TITLE TO PROPERTY. Borrowers have valid title to the Property (OTHER THAN assets which are the subject of a Capital Lease Obligation) reflected in the balance sheet described in Section 4.5(b), OTHER THAN items of Property or exceptions to title which are in each case immaterial to Borrowers and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, OTHER THAN Liens or Rights of Others described in SCHEDULE 4.7 and Permitted Encumbrances and Permitted Rights of Others.

         4.8 INTANGIBLE ASSETS. Borrowers own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrowers, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

         4.9 PUBLIC UTILITY HOLDING COMPANY ACT. None of Borrowers is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.10 LITIGATION. EXCEPT for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Parent or any of its Subsidiaries of less than $1,000,000, (c) matters of an administrative nature not involving a claim or charge against Parent or any of its Subsidiaries and (d) matters set forth in SCHEDULE 4.10, there are no actions, suits, proceedings or investigations pending as to which Parent or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrowers, threatened against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency.

         4.11 BINDING OBLIGATIONS. Each of the Loan Documents to which Borrowers are a Party will, when executed and delivered by Borrowers, constitute the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

         4.12 NO DEFAULT. No event has occurred and is continuing that is a Default or Event of Default.

         4.13  ERISA.

               (a)  With respect to each Pension Plan:

                    (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                   (ii)  such Pension Plan has not incurred any

        "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

                   (iii) no "reportable event" (as defined in Section 4043 of ERISA, but EXCLUDING such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                   (iv) none of Parent nor any of its Subsidiaries has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

              (b) None of Parent nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

         4.14 REGULATIONS G AND U; INVESTMENT COMPANY ACT. No part of the proceeds of any Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulations G and U. Neither Parent nor any of its Subsidiaries is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

         4.15 DISCLOSURE. No written statement made by a Senior Officer to the Managing Agent or any Bank in connection with this Agreement, or in connection with any Loan, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

         4.16 TAX LIABILITY. Parent and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Parent or any of its Subsidiaries, EXCEPT (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Parent or any of its Subsidiaries is at impending risk of being seized, levied upon or forfeited.

         4.17 HAZARDOUS MATERIALS. Except as described in SCHEDULE 4.17, as of the Closing Date (a) none of Borrowers at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrowers, no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by Borrowers as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrowers on any Real Property, or transported to or from such Real Property by Borrowers, such use, generation, storage and transportation are in compliance with all Hazardous Materials Laws except for such non-compliance that would not constitute a Material Adverse Effect or be materially adverse to the interests of the Banks.

         4.18 INITIAL POOL PROPERTIES. The Initial Pool Properties described on SCHEDULE 4.18 are, as of the Closing Date, Qualified
Unencumbered Asset Pool Properties and comprise the initial Unencumbered Asset Pool.

                                    Article 5
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)


         So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers shall, unless the Managing Agent (with the written approval of the Requisite Banks) otherwise consents:

         5.1 PAYMENT OF TAXES AND OTHER POTENTIAL LIENS. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, EXCEPT that Borrowers shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrowers is at impending risk of being seized, levied upon or forfeited.

         5.2 PRESERVATION OF EXISTENCE. Preserve and maintain their respective existences in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties EXCEPT (a) as otherwise permitted by this Agreement and (b) where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

         5.3 MAINTENANCE OF PROPERTIES. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, EXCEPT that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrowers, shall not constitute a violation of this covenant.

         5.4 MAINTENANCE OF INSURANCE. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrowers operate.

         5.5 COMPLIANCE WITH LAWS. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, EXCEPT that Borrowers need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

         5.6 INSPECTION RIGHTS. Upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Parent or any of its Subsidiaries) permit the Managing Agent or any Bank, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties (subject to the rights of any tenants) of, Parent and its Subsidiaries and to discuss the affairs, finances and accounts of Parent and its Subsidiaries with any of their officers, key employees or accountants.

         5.7 KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrowers.

         5.8 COMPLIANCE WITH AGREEMENTS. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, EXCEPT for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

         5.9 USE OF PROCEEDS. Use the proceeds of all Loans for working capital and general corporate purposes of Borrowers, INCLUDING the acquisition and/or improvement of Revenue-Producing Properties and Undeveloped Properties.

         5.10 HAZARDOUS MATERIALS LAWS. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Managing Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrowers relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of any of Borrowers of any material occurrence or condition on any real Property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

         5.11 UNENCUMBERED ASSET POOL. Cause each Revenue-Producing Property in the Unencumbered Asset Pool to remain a Qualified Unencumbered Asset Pool Property so long as it is in the Unencumbered Asset Pool; PROVIDED that nothing herein shall preclude the removal of any Revenue-Producing Property from the Unencumbered Asset Pool pursuant to Section 2.11.

         5.12 REIT STATUS. Maintain the status of Parent as a "real estate investment trust" under Section 856 of the Code and comply with the dividend and other requirements applicable under Section 857(a) of the Code.

         5.13 ADDITIONAL BORROWERS. Cause each Wholly-Owned Subsidiary of Parent which is not then a Borrower and which holds a Revenue-Producing Property that is or will become part of the Unencumbered Asset Pool to execute and deliver the Joinder Agreement concurrently with the addition of such Revenue-Producing Property to the Unencumbered Asset Pool.

                                    Article 6
                                NEGATIVE COVENANTS


         So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers shall not, unless the Managing Agent (with the written approval of the Requisite Banks or, if required by Section 11.2, of all of the Banks) otherwise consents:

         6.1 MERGERS. Merge or consolidate with or into any Person, EXCEPT a merger or consolidation where Parent is the surviving corporation that does not result in a Change in Control.

         6.2 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) which could reasonably be expected to result in a Material Adverse Effect, (ii) fail to comply with ERISA which could reasonably be expected to result in a Material Adverse Effect, (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA) which could reasonably be expected to result in a Material Adverse Effect or (iv) terminate in any manner which could reasonably be expected to result in a Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

         6.3 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of Borrowers.

         6.4 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of Borrowers OTHER THAN (a) salary, bonus, employee stock option, relocation assistance and other compensation arrangements with directors or officers in the ordinary course of business,
(b) transactions that are fully disclosed to the board of directors of Parent and expressly authorized by a resolution of the board of directors of Parent which is approved by a majority of the directors not having an interest in the transaction, (c) transactions expressly permitted by this Agreement, (d) transactions between one Borrower and another Borrower and (e) transactions on overall terms at least as favorable to Borrowers as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

         6.5 LEVERAGE RATIO. Permit the Leverage Ratio, as of the last day of any Fiscal Quarter, to be greater than .50 to 1.00.

         6.6 INTEREST COVERAGE. Permit Interest Coverage, as of the last day of any Fiscal Quarter, to be less than 2.50 to 1.00.

         6.7 FIXED CHARGE COVERAGE. Permit Fixed Charge Coverage, as of the last day of any Fiscal Quarter, to be less than 2.00 to 1.00.

         6.8 DISTRIBUTIONS. Make any Distribution (a) with respect to any Fiscal Quarter or Fiscal Year in excess of an amount equal to 95% of Funds From Operations of Parent and its Subsidiaries for that Fiscal Quarter or Fiscal Year or (b) during the continuance of an Event of Default, in excess of the minimum amount necessary to comply with Section 857(a) of the Code.

         6.9 MARKET NET WORTH. Permit Market Net Worth, as of the last day of any Fiscal Quarter, to be less than $135,000,000.

         6.10 UNDEVELOPED PROPERTY. Permit the aggregate amount expended by Parent or any of its Subsidiaries for the acquisition and/or improvement and/or leasing of Undeveloped Property (INCLUDING the acquisition cost of land acquired after the Closing Date, all entitlement, zoning, design, construction, leasing and all other "hard" and "soft" costs related to Undeveloped Property, but EXCLUDING amounts expended for Undeveloped Properties that have subsequently become Stabilized Revenue-Producing Properties) to exceed an amount equal to 20% of Revenue-Producing Property Value as of the most recently-ended Fiscal Quarter.

         6.11 UNENCUMBERED REVENUE-PRODUCING PROPERTY. Permit the Revenue-Producing Property Value of all Revenue-Producing Property that is Unencumbered to be less than an amount equal to 50% of the Revenue-Producing Property Value of all Revenue-Producing Property as of the most recently-ended Fiscal Quarter.

         6.12 SECURED RECOURSE DEBT. Permit Secured Recourse Debt to exceed an amount equal to 15% of Revenue-Producing Property Value as of the most recently-ended Fiscal Quarter.

         6.13 OTHER UNSECURED DEBT. Permit Other Unsecured Debt to exceed an amount equal to 10% of Unencumbered Asset Pool Value as of the most recently-ended Fiscal Quarter prior to the incurrence thereof.

         6.14 INVESTMENTS IN CERTAIN PERSONS. Make any Investment in any Person that is not a Controlled Entity (OTHER THAN an Investment by a Subsidiary of Parent in Parent) if, giving effect thereto, the aggregate of all Investments made by Parent and its Subsidiaries in all such Persons would exceed an amount equal to 15% of Tangible Net Worth as of the most recently-ended Fiscal Quarter.

         6.15 NEGATIVE PLEDGES. Grant to any Person a Negative Pledge on any Property of Parent and its Subsidiaries that, as of the LATER OF the Closing Date or the date of its acquisition, is not subject to a Lien (OTHER THAN Permitted Encumbrances).

                                    Article 7
                      INFORMATION AND REPORTING REQUIREMENTS


         7.1 FINANCIAL AND BUSINESS INFORMATION. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrowers shall, unless the Managing Agent (with the written approval of the Requisite Banks) otherwise consents, at Borrowers' sole expense, deliver to the Managing Agent for distribution by it to the Banks, a sufficient number of copies for all of the Banks of the following:

              (a) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter (OTHER THAN the fourth Fiscal Quarter in any Fiscal Year), the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Senior Officer of Parent as fairly presenting the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

              (b) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Parent and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

              (c) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, statements of operating income for such Fiscal Quarter and Fiscal Year to date for each of the Revenue-Producing

     Properties in the Unencumbered Asset Pool, each in reasonable detail;

              (d) As soon as practicable, and in any event within 60 days after the end of each Fiscal Quarter, supplemental disclosure information setting forth the effect on Net Income reflected in the financial statements for such Fiscal Quarter and Fiscal Year to date of any difference between the rents payable by tenants during the periods covered by such financial statements and the "straight line" rents payable over the terms of their respective leases, in reasonable detail;

              (e) As soon as practicable, and in any event within 120 days after the end of each Fiscal Year, the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of operations, stockholders' equity and cash flows, in each case of Parent and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and shall be accompanied by a report of Ernst & Young LLP or other independent public accountants of recognized standing selected by Parent and reasonably satisfactory to the Requisite Banks, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Banks in their good faith business judgment to be adverse to the interests of the Banks;

              (f) As soon as practicable, and in any event before the commencement of each Fiscal Year, a budget and projection by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, INCLUDING for the first such Fiscal Year, projected consolidated balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected consolidated condensed balance sheets and statements of operations and cash flows, of Parent and its Subsidiaries, all in reasonable detail;

              (g) Promptly after request by the Managing Agent or any Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Parent or any of its Subsidiaries, or any audit of any of them;

              (h) Promptly after the same are available, and in any event within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 8.1;

              (i) Promptly after request by the Managing Agent or any Bank, copies of any other report or other document that was filed by Borrowers with any Governmental Agency;

              (j) Promptly upon a Senior Officer becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but EXCLUDING such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or (ii) non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrowers are taking or propose to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

              (k) As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto;

              (l) Promptly upon a Senior Officer becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrowers that is $1,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $1,000,000 or more or any lessor under a lease involving aggregate rent of $1,000,000 or more has asserted a default thereunder on the part of Borrowers or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrowers under a contract that is not a credit agreement or material lease in excess of $1,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrowers are taking or propose to take with respect thereto;

              (m) Promptly upon a Senior Officer becoming aware of a change in the credit rating given by a Rating Agency to Parent's long-term senior unsecured debt, written notice of such change; and

              (n) Such other data and information as from time to time may be reasonably requested by the Managing Agent, any Bank (through the Managing Agent) or the Requisite Banks.

              7.2 COMPLIANCE CERTIFICATES. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remains outstanding, Borrowers shall, at Borrowers' sole expense, deliver to the Managing Agent for distribution by it to the Banks concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(e), Compliance Certificates signed by a Senior Officer.

                                    Article 8
                                    CONDITIONS


         8.1 INITIAL ADVANCES. The obligation of each Bank to make the initial Advance to be made by it is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

              (a) The Managing Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Managing Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Managing Agent otherwise agrees or directs):

                   (1) at least one (1) executed counterpart of this Agreement, together with arrangements satisfactory to the Managing Agent for additional executed counterparts, sufficient in number for distribution to the Banks and Borrowers;

                   (2) Line A Notes executed by Borrowers in favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Line A Commitment;

                   (3) Line B Notes executed by Borrowers in favor of each Bank, each in a principal amount equal to that Bank's Pro Rata Share of the Line B Commitment;

                   (4) Competitive Advance Notes executed by Borrowers in favor of each Bank, each in the principal amount of $50,000,000;

                   (5) with respect to each of Borrowers, such documentation as the Managing Agent may require to establish the due organization, valid existence and good standing of each of Borrowers, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party, the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, INCLUDING certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                   (6)  the Opinions of Counsel;

                   (7) a Certificate of a Senior Officer of Parent stating that Parent has received Cash of not less than $120,000,000 from the issuance and sale of Common Stock subsequent to March 31, 1997;

                   (8) a Certificate of a Senior Officer of each of the Borrowers certifying that the conditions specified in Sections 8.1(f) and 8.1(g) have been satisfied; and

                   (9) such other assurances, certificates, documents, consents or opinions as the Managing Agent or the Requisite Banks reasonably may require.

              (b) The arrangement fee payable pursuant to Section 3.2 shall have been paid.

              (c)  Any agency fees payable on the Closing Date pursuant to
     Section 3.5 shall have been paid.

              (d) All Indebtedness outstanding under the Prior Credit Agreement shall have been (or shall concurrently be) paid and the same shall have been (or shall concurrently be) terminated.

              (e) The reasonable costs and expenses of the Managing Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrowers prior to the Closing Date, shall have been paid.

              (f) The representations and warranties of Borrowers contained in ARTICLE 4 shall be true and correct in all material respects.

              (g) Borrowers and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advance no Default or Event of Default shall have occurred and be continuing.

              (h) All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton LLP, special counsel to the Managing Agent.

              (i) The Closing Date shall have occurred on or before July 31, 1997.

         8.2 ANY ADVANCE. The obligation of each Bank to make any Advance is subject to the following conditions precedent (unless the Requisite Banks, in their sole and absolute discretion, shall agree otherwise):

              (a) EXCEPT (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or
     (ii) as disclosed by Borrowers and approved in writing by the Requisite Banks, the representations and warranties contained in ARTICLE 4 (OTHER THAN Sections 4.4, 4.6 (first sentence), 4.10 and 4.18) shall be true and correct in all material respects on and as of the date of the Advance as though made on that date;

              (b) other than matters described in SCHEDULE 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Parent or any of its Subsidiaries or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

              (c) the Managing Agent shall have timely received a Request for Loan in compliance with ARTICLE 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(c), if applicable), in compliance with ARTICLE 2; and

              (d) the Managing Agent shall have received, in form and substance satisfactory to the Managing Agent, such other assurances, certificates, documents or consents related to the foregoing as the Managing Agent or Requisite Banks reasonably may require.

                                      Article 9
                 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


         9.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

                 (a) Borrowers fail to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

                 (b) Borrowers fail to pay any interest on any of the Notes, or any fees under Sections 3.4 or 3.5, or any portion thereof, within five (5) Banking Days after the date when due; or fail to pay any other fee or amount payable to the Banks under any Loan Document, or any portion thereof, within five (5) Banking Days after demand therefor; or

                 (c) Borrowers fail to comply with any of the covenants contained in ARTICLE 6; or

                 (d) Borrowers fail to comply with Section 7.1(k) in any respect that is materially adverse to the interests of the Banks; or

                 (e) Any Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within thirty (30) Banking Days after the giving of notice by the Managing Agent on behalf of the Requisite Banks of such Default or, if such Default is not reasonably susceptible of cure within such period, within such longer period as is reasonably necessary to effect a cure so long as such Borrower or such Party continues to diligently pursue cure of such Default but not in any event in excess of sixty (60) Banking Days; or

                 (f) Any representation or warranty of Borrowers made in any Loan Document, or in any certificate or other writing delivered by Borrowers or such Guarantor pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Banks; or

                 (g) Borrowers (i) fail to pay the principal, or any principal installment, of any present or future Indebtedness (OTHER THAN Non-Recourse Debt) of $5,000,000 or more, or any guaranty of present or future Indebtedness (OTHER THAN Non-Recourse Debt) of $5,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness (OTHER THAN Non-Recourse Debt) of $5,000,000 or more, or of any guaranty of present or future Indebtedness (OTHER THAN Non-Recourse Debt) of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrowers to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness (PROVIDED, that for the purpose of this clause (g), the principal amount of Indebtedness consisting of a Swap Agreement shall be the amount which is then payable by the counterparty to close out the Swap Agreement); or

                 (h) Any Loan Document, at any time after its execution and delivery and for any reason OTHER THAN the agreement or action (or omission to act) of the Managing Agent or the Banks or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Banks; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                 (i) A final judgment against any of Borrowers is entered for the payment of money in excess of $1,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy; or

                 (j) Any of Borrowers institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

                 (k) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

                 (l) Any Pension Plan maintained by Borrowers is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the combined total assets of Borrowers as of the most-recently ended Fiscal Quarter.

         9.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Managing Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

                 (a) Upon the occurrence, and during the continuance, of any Event of Default OTHER THAN an Event of Default described in Section 9.1(j):

                      (1) the Commitments to make Advances and all other obligations of the Managing Agent or the Banks and all rights of Borrowers and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrowers, which are expressly waived by Borrowers, EXCEPT that all of the Banks or the Requisite Banks (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and

                      (2) the Requisite Banks may request the Managing Agent to, and the Managing Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

                 (b) Upon the occurrence of any Event of Default described in Section 9.1(j):

                      (1) the Commitments to make Advances and all other obligations of the Managing Agent or the Banks and all rights of Borrowers and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrowers, which are expressly waived by Borrowers, EXCEPT that all of the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and such other obligations and rights and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Banks; and

                      (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrowers.

                 (c) Upon the occurrence of any Event of Default, the Banks and the Managing Agent, or any of them, without notice to (EXCEPT as expressly provided for in any Loan Document) or demand upon Borrowers, which are expressly waived by Borrowers (EXCEPT as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrowers and any other Party and such other rights and remedies as are provided by Law or equity.

                 (d) The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Managing Agent and the Banks, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Managing Agent or by any Bank) of the Managing Agent and of the Banks, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrowers' Obligations hereunder and under the Notes, payments shall be applied FIRST, to the costs and expenses of the Managing Agent and the Banks, as set forth above, SECOND, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and THIRD, to the payment of all other amounts (including principal and fees) then owing to the Managing Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at Law or in equity.

                                  Article 10
                              THE MANAGING AGENT


         10.1 APPOINTMENT AND AUTHORIZATION. Subject to Section 10.8, each Bank hereby irrevocably appoints and authorizes the Managing Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Managing Agent by the terms thereof or are reasonably incidental, as determined by the Managing Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and does not constitute appointment of the Managing Agent as trustee for any Bank or as representative of any Bank for any other purpose and, EXCEPT as specifically set forth in the Loan Documents to the contrary, the Managing Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

         10.2 MANAGING AGENT AND AFFILIATES. Bank of America National Trust and Savings Association (and each successor Managing Agent) has the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Managing Agent, and the term "Bank" or "Banks" includes Bank of America National Trust and Savings Association in its individual capacity. Bank of America National Trust and Savings Association (and each successor Managing Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrowers, any Subsidiary thereof, or any Affiliate of Borrowers or any Subsidiary thereof, as if it were not the Managing Agent and without any duty to account therefor to the Banks. Bank of America National Trust and Savings Association (and each successor Managing Agent) need not account to any other Bank for any monies received by it for reimbursement of its costs and expenses as Managing Agent hereunder, or for any monies received by it in its capacity as a Bank hereunder. The Managing Agent shall not be deemed to hold a fiduciary relationship with any Bank and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Managing Agent.

         10.3 PROPORTIONATE INTEREST IN ANY COLLATERAL. The Managing Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Managing Agent. Subject to the Managing Agent's and the Banks' rights to reimbursement for their costs and expenses hereunder (INCLUDING reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Managing Agent or a Bank) and subject to the application of payments in accordance with Section 9.2(d), each Bank shall have an interest in the Banks' interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks.

         10.4 BANKS' CREDIT DECISIONS. Each Bank agrees that it has, independently and without reliance upon the Managing Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Managing Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrowers and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Bank also agrees that it shall, independently and without reliance upon the Managing Agent, any other Bank or the directors, officers, agents, employees or attorneys of the Managing Agent or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

         10.5  ACTION BY MANAGING AGENT.

                 (a) Absent actual knowledge of the Managing Agent of the existence of a Default, the Managing Agent may assume that no Default has occurred and is continuing, unless the Managing Agent (or the Bank that is then the Managing Agent) has received notice from Borrowers stating the nature of the Default or has received notice from a Bank stating the nature of the Default and that such Bank considers the Default to have occurred and to be continuing.

                 (b) The Managing Agent has only those obligations under the Loan Documents as are expressly set forth therein.

                 (c) EXCEPT for any obligation expressly set forth in the Loan Documents and as long as the Managing Agent may assume that no Event of Default has occurred and is continuing, the Managing Agent may, but shall not be required to, exercise its discretion to act or not act, EXCEPT that the Managing Agent shall be required to act or not act upon the instructions of the Requisite

      Banks (or of all the Banks, to the extent required by Section 11.2) and those instructions shall be binding upon the Managing Agent and all the Banks, PROVIDED that the Managing Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Managing Agent, in substantial risk of liability to the Managing Agent.

                 (d) If the Managing Agent has received a notice specified in clause (a), the Managing Agent shall immediately give notice thereof to the Banks and shall act or not act upon the instructions of the Requisite Banks (or of all the Banks, to the extent required by Section 11.2), PROVIDED that the Managing Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Managing Agent, in substantial risk of liability to the Managing Agent, and EXCEPT that if the Requisite Banks (or all the Banks, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Managing Agent, to instruct the Managing Agent, then the Managing Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Banks.

                 (e) The Managing Agent shall have no liability to any Bank for acting, or not acting, as instructed by the Requisite Banks (or all the Banks, if required under Section 11.2), notwithstanding any other provision hereof.

         10.6 LIABILITY OF MANAGING AGENT. Neither the Managing Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, EXCEPT for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Managing Agent and its directors, officers, agents, employees and attorneys:

                 (a) May treat the payee of any Note as the holder thereof until the Managing Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Managing Agent, signed by the payee, and may treat each Bank as the owner of that Bank's interest in the Obligations for all purposes of this Agreement until the Managing Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Managing Agent, signed by that Bank;

                 (b) May consult with legal counsel (INCLUDING in-house legal counsel), accountants (INCLUDING in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrowers and/or their Subsidiaries or the Banks, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

                 (c) Shall not be responsible to any Bank for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

                 (d) EXCEPT to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrowers or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or any Property, books or records of Borrowers or their Subsidiaries;

                 (e) Will not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral;

                 (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

                 (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Borrowers or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Bank under any Loan Document, INCLUDING, without limitation, principal, interest, commitment fees, Advances and other amounts; PROVIDED that, promptly upon discovery of such an error in computation, the Managing Agent, the Banks and

      (to the extent applicable) Borrowers and/or their Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

         10.7 INDEMNIFICATION. Each Bank shall, ratably in accordance with its Pro Rata Share of the Commitments (if the Commitments are then in effect) or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if the Commitments have then been terminated), indemnify and hold the Managing Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (INCLUDING reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Managing Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrowers to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Managing Agent thereunder, EXCEPT such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Bank shall reimburse the Managing Agent upon demand for that Bank's Pro Rata Share of any out-of-pocket cost or expense incurred by the Managing Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (INCLUDING a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that any Borrower or any other Party is required by Section
11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Managing Agent or any indemnitee referred to above to recover any amount from the Banks if and to the extent that such amount has theretofore been recovered from Borrowers or any of their Subsidiaries. To the extent that the Managing Agent or any indemnitee referred to above is later reimbursed such amount by Borrowers or any of its Subsidiaries, it shall return the amounts paid to it by the Banks in respect of such amount.

         10.8 SUCCESSOR MANAGING AGENT. The Managing Agent may, and at the request of the Requisite Banks shall, resign as Managing Agent upon reasonable notice to the Banks and Borrowers effective upon acceptance of appointment by a successor Managing Agent. If the Managing Agent shall resign as Managing Agent under this Agreement, the Requisite Banks shall appoint from among the Banks a successor Managing Agent for the Banks, which successor Managing Agent shall be approved by

Borrowers (and such approval shall not be unreasonably withheld or delayed). If no successor Managing Agent is appointed prior to the effective date of the resignation of the Managing Agent, the Managing Agent may appoint, after consulting with the Banks and the Borrowers, a successor Managing Agent from among the Banks. Upon the acceptance of its appointment as successor Managing Agent hereunder, such successor Managing Agent shall succeed to all the rights, powers and duties of the retiring Managing Agent and the term "Managing Agent" shall mean such successor Managing Agent and the retiring Managing Agent's appointment, powers and duties as Managing Agent shall be terminated. After any retiring Managing Agent's resignation hereunder as Managing Agent, the provisions of this ARTICLE 10, and Sections 11.3, 11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Managing Agent under this Agreement. Notwithstanding the foregoing, if (a) the Managing Agent has not been paid its agency fees under Section 3.5 or has not been reimbursed for any expense reimbursable to it under Section 11.3, in either case for a period of at least one (1) year and (b) no successor Managing Agent has accepted appointment as Managing Agent by the date which is thirty (30) days following a retiring Managing Agent's notice of resignation, the retiring Managing Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Managing Agent hereunder until such time, if any, as the Requisite Banks appoint a successor Managing Agent as provided for above.

         10.9  NO OBLIGATIONS OF BORROWERS.  Nothing contained in this
Article 10 shall be deemed to impose upon Borrowers any obligation in respect of the due and punctual performance by the Managing Agent of its obligations to the Banks under any provision of this Agreement, and Borrowers shall have no liability to the Managing Agent or any of the Banks in respect of any failure by the Managing Agent or any Bank to perform any of its obligations to the Managing Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrowers to the Managing Agent for the account of the Banks, Borrowers' obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Managing Agent in the manner provided by this Agreement.

                                 Article 11
                                MISCELLANEOUS


         11.1 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Managing Agent and the Banks provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Managing Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of ARTICLE 8 hereof are inserted for the sole benefit of the Managing Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Managing Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

         11.2 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrowers or any other Party therefrom, may in any event be effective unless in writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which any of Borrowers is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to ARTICLE 10, signed by the Managing Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

                 (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Commitments or the Pro Rata Share of any Bank or the amount of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrowers to pay when due principal, interest or any fee;

                 (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Commitments;

                 (c) To amend the provisions of the definition of "REQUISITE BANKS" or "MATURITY DATE"; or

                 (d)  To amend or waive ARTICLE 8 or this Section 11.2; or

                 (e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Banks.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Managing Agent.

         11.3  COSTS, EXPENSES AND TAXES.  Borrowers shall pay within five
(5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Managing Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents (subject to the ceiling contained in a letter agreement between Parent and the Managing Agent) and any amendment thereto or waiver thereof. Borrowers shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Managing Agent and the Banks in connection with the refinancing, restructuring, reorganization (INCLUDING a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (INCLUDING reasonably allocated costs of legal counsel employed by the Managing Agent or any Bank), independent public accountants and other outside experts retained by the Managing Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Managing Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of any of Borrowers or any Subsidiary thereof. Borrowers shall pay any and all documentary and other taxes, EXCLUDING (i) taxes imposed on or measured in whole or in part by its overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrowers with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 11.11 the Managing Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Managing Agent or any Bank under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

         11.4 NATURE OF BANKS' OBLIGATIONS. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Managing Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with the Borrowers or any Affiliate of any of Borrowers. A default by any Bank will not increase the Pro Rata Share of the Commitments attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Managing Agent agrees that it will use its best efforts either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrowers, to replace such a Bank in default.

         11.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Managing Agent and each Bank, notwithstanding any investigation made by the Managing Agent or any

Bank or on their behalf.

         11.6 NOTICES. EXCEPT as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. EXCEPT as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

         11.7 EXECUTION OF LOAN DOCUMENTS. Unless the Managing Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         11.8  BINDING EFFECT; ASSIGNMENT.

                 (a) This Agreement and the other Loan Documents to which Borrowers are a Party will be binding upon and inure to the benefit of Borrowers, the Managing Agent, each of the Banks, and their respective successors and assigns, EXCEPT that Borrowers may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

                 (b) From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitments; PROVIDED that (i) such Eligible Assignee, if not then a Bank or an Affiliate of the assigning Bank, shall be approved by the Managing Agent and (if no Event of Default then exists) Borrowers (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by a Commitments Assignment and Acceptance, a copy of which shall be furnished to the Managing Agent as hereinbelow provided, (iii) EXCEPT in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitments of the assigning Bank, the assignment shall not assign a Pro Rata Share of the Commitments that is equivalent to less than $10,000,000, (iv) the assignment shall assign the same Pro Rata Share of the Line A Commitment and the Line B Commitment and (v) the effective date of any such assignment shall be as specified in the Commitments Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Managing Agent has received the Commitments Assignment and Acceptance. Upon the effective date of such Commitments Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share of the Commitments therein set forth and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrowers agree that they shall execute and deliver (against delivery by the assigning Bank to Borrowers of its Note) to such assignee Bank, Notes evidencing that assignee Bank's Pro Rata Share of the Commitments, and to the assigning Bank, Notes evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

                 (c) By executing and delivering a Commitments Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitments Assignment and Acceptance; (iv) it will, independently and without reliance upon the Managing Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Managing Agent to take such action and to exercise such powers under this Agreement as are delegated to the Managing Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

                 (d) The Managing Agent shall maintain at the Managing Agent's Office a copy of each Commitments Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Banks and the Pro Rata Share of the Commitments held by each Bank, giving effect to each Commitments Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrowers or any Bank upon reasonable prior notice to the Managing Agent. After receipt of a completed Commitments Assignment and Acceptance executed by any Bank and an Eligible Assignee, and receipt of an assignment fee of $2,500 from such Bank or Eligible Assignee, the Managing Agent shall, promptly following the effective date thereof, provide to Borrowers and the Banks a revised
      SCHEDULE 1.1 giving effect thereto. Borrowers, the Managing Agent and the Banks shall deem and treat the Persons listed as Banks in the Register as the holders and owners of the Pro Rata Share of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Share of the Commitments shall be effective, in each case unless and until a Commitments Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Managing Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Share of the Commitments shall be owed to the Bank listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Share of the Commitments.

                 (e) Each Bank may from time to time grant participations to one or more banks or other financial institutions (INCLUDING another Bank but EXCLUDING an Employee Plan) in a portion of its Pro Rata Share of the Commitments; PROVIDED, HOWEVER, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose EXCEPT, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrowers does not exceed the cost which Borrowers would have incurred in respect of such Bank absent the participation,
      (iv) Borrowers, the Managing Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Bank's Pro Rata Share of the Commitments as it then exists and shall not restrict an increase in the Commitments, or in the granting Bank's Pro Rata Share of the Commitments, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents OTHER THAN those which (A) extend any Amortization Date, the Maturity Date or any other date upon which any payment of money is due to the Banks, or (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Banks or (C) reduce the amount of any installment of principal due under the Notes.

         11.9 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, the Managing Agent or any Bank (but in each case only with the consent of the Requisite Banks) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrowers and/or any Property of Borrowers in its possession against the Obligations.

         11.10 SHARING OF SETOFFS. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrowers, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable
Laws: (a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Banks a participation in the Obligations held by the other Banks and shall pay to the other Banks a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrowers or any Person claiming through or succeeding to the rights of Borrowers, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrowers expressly consent to the foregoing arrangements and agree that any Bank holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

         11.11 INDEMNITY BY BORROWERS. Borrowers agree to indemnify, save and hold harmless the Managing Agent and each Bank and their respective directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) any and all claims, demands, actions or causes of action (EXCEPT a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.12(d)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrowers, their Affiliates or any of their officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, or the relationship of Borrowers and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (INCLUDING reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrowers, but the failure to so promptly notify Borrowers shall not affect Borrowers' obligations under this Section unless such failure materially prejudices Borrowers' right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrowers in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrowers to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrowers may be liable for payment of indemnity hereunder shall give Borrowers written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrowers' prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an

Indemnitee or a combination of the foregoing) selected by the Indemnitees and reasonably acceptable to Borrowers; PROVIDED, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to Borrowers, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and FURTHER PROVIDED that the Managing Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Managing Agent or a combination of the foregoing). Any obligation or liability of Borrowers to any Indemnitee under this Section
11.11 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

         11.12 NONLIABILITY OF THE BANKS. Borrowers acknowledge and agree that:

                 (a) Any inspections of any Property of Borrowers made by or through the Managing Agent or the Banks are for purposes of administration of the Loan only and Borrowers are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrowers);

                 (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Managing Agent or the Banks pursuant to the Loan Documents, neither the Managing Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Managing Agent or the Banks;

                 (c) The relationship between Borrowers and the Managing Agent and the Banks is, and shall at all times remain, solely that of borrowers and lenders; neither the Managing Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrowers or their Affiliates; neither the Managing Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or their Affiliates, or to owe any fiduciary duty to Borrowers or their Affiliates; neither the Managing Agent nor the Banks undertake or assume any responsibility or duty to Borrowers or their Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrowers or their Affiliates of any matter in connection with their Property or the operations of Borrowers or their Affiliates; Borrowers and their Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Managing Agent or the Banks in connection with such matters is solely for the protection of the Managing Agent and the Banks and neither Borrowers nor any other Person is entitled to rely thereon; and

          (d) The Managing Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrowers and/or its Affiliates and Borrowers hereby indemnify and hold the Managing Agent and the Banks harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

          11.13 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrowers, the Managing Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrowers, the Managing Agent and the Banks, and the Managing Agent's and the Banks' successors and assigns.
EXCEPT as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

          11.14 CONFIDENTIALITY. Each Bank agrees to hold any confidential information that it may receive from Borrowers pursuant to this Agreement in confidence, EXCEPT for disclosure: (a) to other Banks; (b) to legal counsel and accountants for Borrowers or any Bank; (c) to other professional advisors to Borrowers or any Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Bank; (e) as required by Law or legal process, provided that each Bank agrees to notify Borrowers of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Bank and any of Borrowers are adverse parties; and
(f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Bank's interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, "confidential information" shall mean any information respecting Parent or its Subsidiaries reasonably considered by Borrowers to be confidential, OTHER THAN (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Bank, and (iii) information previously disclosed by Borrowers to any Person not associated with Borrowers which does not owe a professional duty of confidentiality to Borrowers or which has not executed an appropriate confidentiality agreement with Borrowers. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Managing Agent or the Banks to Borrowers.

          11.15 FURTHER ASSURANCES. Borrowers shall, at their expense and without expense to the Banks or the Managing Agent, do, execute and deliver such further acts and documents as the Requisite Banks or the Managing Agent from time to time reasonably require for the assuring and confirming unto the Banks or the Managing Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

          11.16 INTEGRATION. This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2, 3.5 and 11.3, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Managing Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          11.17 GOVERNING LAW. EXCEPT to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of California applicable to contracts made and performed in California.

          11.18 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

          11.19 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

          11.20  TIME OF THE ESSENCE.  Time is of the essence of the Loan
Documents.

          11.21 FOREIGN BANKS AND PARTICIPANTS. Each Bank that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrowers (with a copy to the Managing Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be made to such Bank by Borrowers pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Bank by the Borrowers pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (INCLUDING, if reasonably necessary, Form W-9) satisfactory to Borrowers and the Managing Agent that no withholding under the federal income tax laws is required with respect to such Bank. Thereafter and from time to time, each such Bank shall
(a) promptly submit to Borrowers (with a copy to the Managing Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrowers and the Managing Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Bank by Borrowers pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrowers make any deduction or withholding for taxes from amounts payable to such Bank. In the event that Borrowers or the Managing Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrowers or the Managing Agent to the Bank which granted such participation, such Bank shall cause such participant financial institution to deliver the same documents and information to Borrowers and the Managing Agent as would be required under this Section if such financial institution were a Bank.

          11.22 HAZARDOUS MATERIAL INDEMNITY. Each of Borrowers hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Managing Agent) the Managing Agent and each of the Banks and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Managing Agent or any Bank, and expenses to the extent that the defense of any such action has not been assumed by Borrowers), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrowers or any of its predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrowers or any predecessor in title or any employees, agents, contractors or subcontractors of Borrowers or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Managing Agent or the Banks. Borrowers hereby acknowledge and agree that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrowers under this Section (and under Sections 4.18 and 5.10) shall be unlimited corporate obligations of Borrowers and shall NOT be secured by any Lien on any Real Property. Any obligation or liability of Borrowers to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Banks.

          11.23 JOINT AND SEVERAL. Each of Borrowers shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which of Borrowers may have directly received the proceeds of any particular Loan. Each of Borrowers acknowledges and agrees that, for purposes of the Loan Documents, Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to all of Borrowers. Each of Borrowers waive all defenses arising under the Laws of suretyship, to the extent such Laws are applicable, in connection with its joint and several obligations under this Agreement. Without limiting the foregoing, each of Borrowers agrees to the Joint Borrower Provisions set forth in EXHIBIT L, incorporated by this reference.

          11.24 REMOVAL OF A BANK. As provided in Sections 2.9, 3.7 and 3.8, Borrowers shall have the right to remove a Bank as a party to this Agreement if such Bank refuses (under certain circumstances) to consent to an extension of the Revolver Termination Date made pursuant to Section 2.9 or if such Bank is paid a material amount by Borrowers pursuant to Section 3.7 or
Section 3.8. Upon notice from Borrowers, such Bank shall execute and deliver a Commitment Assignment and Acceptance covering that Bank's Pro Rata Share of the Commitments in favor of such Eligible Assignee as Borrowers may designate, subject to payment in full by such Eligible Assignee of all principal, interest and fees owing to such Bank through the date of assignment. In addition (but only if Borrowers' right to remove the Bank arises under Section 2.9(b)), Borrowers may reduce the Commitments pursuant to Section 2.7 (and, for this purpose, the numerical requirements of such Section shall not apply) by an amount equal to that Bank's Pro Rata Share of the Commitments, pay to such Bank all principal, interest and fees owing to such Bank and release such Bank from its Pro

Rata Share of the Commitments.

          11.25 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          11.26 PURPORTED ORAL AMENDMENTS. BORROWERS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWERS AGREE THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE MANAGING AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALEXANDRIA REAL ESTATE EQUITIES, INC.



                                       By:         /s/ Joel S. Marcus
                                           ---------------------------------
                                                      Joel S. Marcus
                                                Chief Executive Officer



                                       ARE-QRS, INC. [sic]


                                       By:      /s/ Joel S. Marcus
                                           ---------------------------------

                                           Its: Chief Executive Officer
                                                ----------------------------

                                       ARE ACQUISITIONS, LLC
                                       By: ARE-QRS Corp., its Managing Member


                                       By:     /s/ Joel S. Marcus
                                           ---------------------------------

                                           Its: Chief Executive Officer
                                                ----------------------------



                                       Address for all the foregoing:

                                       Alexandria Real Estate Equities, Inc.
                                       251 South Lake Avenue
                                       Pasadena, California 91101

                                       Attn: Joel S. Marcus
                                             Chief Executive Officer

                                       Telecopier:    (818) 578-0770
                                       Telephone:     (818) 578-0777

                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as Managing Agent


                                       By:      /s/ William Rothman
                                           ---------------------------------
                                           William Rothman
                                           Regional Vice President

                                       Address:

                                       Bank of America National Trust and
                                       Savings Association
                                       CRESG
                                       555 South Flower Street, 6th Floor
                                       Los Angeles, California 90071

                                       Attn: William Rothman

                                       Telecopier:    (213) 228-5389
                                       Telephone:     (213) 228-4153

                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as a Bank


                                       By:      /s/ Carol Settles
                                           ---------------------------------
                                           Carol Settles
                                           Vice President

                                       Address:

                                       Bank of America National Trust and
                                       Savings Association,
                                       555 South Flower Street, 6th Floor
                                       Los Angeles, California  90071

                                       Attn:     Carol Settles

                                       Telecopier:    (213) 228-5389
                                       Telephone:     (213) 228-5286